UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

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Securities Exchange Act of 1934

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PROGRESS SOFTWARE CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROGRESS SOFTWARE CORPORATION

14 Oak Park

Bedford, Massachusetts 01730

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Progress Software Corporation will be held on May 31, 2012, commencing at 9:00 a.m., local time, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, for the following purposes:

(1)	To elect eight directors to serve until the annual meeting of shareholders held in 2013 and until their respective successors are elected and qualified;

(2)	To approve an amendment to the Progress Software Corporation 1991 Employee Stock Purchase Plan, as amended, to increase the maximum number of shares that may be issued under that plan by 1,300,000 shares;

(3)	To hold an advisory vote on the compensation of our named executive officers;

(4)	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012; and

(5)	To transact any other business as may properly come before the annual meeting and any adjournment or postponement of that meeting.

Our Board of Directors has fixed the close of business on March 23, 2012 as the record date for determination of the shareholders entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of the meeting.

If you have any questions, please contact our proxy solicitor, MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

By Order of the Board of Directors,

Craig Newfield
Secretary

Bedford, Massachusetts

April 20, 2012

YOUR VOTE IS IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED GOLD PROXY CARD AS SOON AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

PROGRESS SOFTWARE CORPORATION

14 Oak Park

Bedford, Massachusetts 01730

PROXY STATEMENT

This proxy statement and the accompanying GOLD proxy card are being furnished in connection with the solicitation by the Board of Directors of Progress Software Corporation of proxies for use at the 2012 Annual Meeting of Shareholders to be held on May 31, 2012, at 9:00 a.m., local time, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109. Directions to the 2012 Annual Meeting are provided on page 64 of this proxy statement. We anticipate that this proxy statement and the accompanying GOLD proxy card will first be mailed to shareholders on or about April 20, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to Be Held on May 31, 2012:

This proxy statement and our 2011 Annual Report to shareholders are available at:

http://materials.proxyvote.com/743312

At the annual meeting, shareholders will be asked to consider and vote upon the following proposals:

(1)	To elect eight directors to serve until the annual meeting of shareholders held in 2013 and until their respective successors are elected and qualified;

(2)	To approve an amendment to the Progress Software Corporation 1991 Employee Stock Purchase Plan, as amended, to increase the maximum number of shares that may be issued under that plan by 1,300,000 shares;

(3)	To hold an advisory vote on the compensation of our named executive officers;

(4)	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012; and

(5)	To transact any other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.

We have received a notice from Starboard Value LP and certain of its affiliates for the nomination of four individuals to our Board of Directors at the annual meeting. Any candidates nominated by Starboard have NOT been endorsed by our Board of Directors. OUR BOARD URGES YOU NOT TO SIGN ANY PROXY CARDS SENT TO YOU BY STARBOARD OR ITS AFFILIATES. IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY STARBOARD OR ITS AFFILIATES, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY CARD IN THE ENVELOPE PROVIDED.

ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the meeting notice provided with this proxy statement. If you attend the annual meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, by which you direct another person to vote your shares at the meeting on your behalf. Our Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support for the proposals presented. This proxy statement explains the proposals to be voted on at the annual meeting.

Who can attend the meeting?

All shareholders as of the close of business on March 23, 2012, the record date, or their duly appointed proxies, may attend the meeting. If you plan to attend the meeting, please note that you will need to bring your GOLD proxy card or voting instruction card and valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting and all mobile phones must be silenced during the meeting.

Please also note that if you hold your shares through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 23, 2012, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. There were 62,791,424 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company’s common stock?

Each share of our common stock outstanding on the record date will be entitled to one vote on each matter considered at the meeting.

What is the difference between holding shares as a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us by completing, signing, dating and returning a proxy card, or to vote in person at the annual meeting.

Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of your shares. We have sent these proxy materials to your broker or bank. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee will provide a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

What is a quorum?

A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. For the annual meeting, the presence, in person or by proxy, of the holders of at least 31,395,713 shares, which is a simple majority of the 62,791,424 shares outstanding as of the record date, will be considered a quorum allowing votes to be taken and counted for the matters before the shareholders.

If you are a shareholder of record, you must deliver your vote by mail or attend the annual meeting in person and vote in order to be counted in the determination of a quorum.

Abstentions and broker “non-votes” will be counted as present or represented at the annual meeting for purposes of determining the presence or absence of a quorum. A broker “non-vote” occurs when a broker or other nominee who holds shares for a beneficial owner withholds its vote on a particular proposal with respect to which it does not have discretionary voting power or instructions from the beneficial owner.

What is the difference between a routine matter and a non-routine matter?

Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as Proposal 1, the election of directors, Proposal 2, the amendment to our employee stock purchase plan, and Proposal 3, the advisory vote on executive compensation. Because brokers require their customers’ direction to vote on such non-routine matters, it is critical that shareholders provide their brokers with voting instructions. If Starboard provides proxy materials in opposition to our board of directors to your broker to forward to you on its behalf, Proposal 4, ratification of the appointment of our independent registered public accounting firm, will be a “non-routine” matter. On the other hand, in the absence of Starboard providing proxy materials in opposition to our board to your broker to forward to you on its behalf, Proposal 4, ratification of the appointment of our independent registered public accounting firm, will be a “routine” matter for which your broker does not need your voting instruction in order to vote your shares.

How do I vote?

If you are a shareholder of record, you have the option of submitting your GOLD proxy card by mail or attending the meeting and delivering the GOLD proxy card. The designated proxy will vote according to your instructions. You may also attend the meeting and personally vote by ballot.

If you are a beneficial owner of shares, in order to vote at the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares. If you have the broker’s proxy, you may vote by ballot or you may complete and deliver another proxy card in person at the meeting.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you return the GOLD proxy card but do not make specific choices, they will vote your shares to:

•	elect the eight directors nominated by our Board of Directors;

•

approve an amendment to the Progress Software Corporation 1991 Employee Stock Purchase Plan, as amended, to increase the maximum number of shares that may be issued under that plan by 1,300,000 shares;

•	approve the compensation of our named executive officers; and

•	approve the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012.

If any matter not listed in the Notice of Meeting is properly presented at the meeting, the proxies will vote your shares in accordance with their best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

How does the Board of Directors recommend that I vote?

•	FOR proposal one — elect our eight nominees to the Board of Directors.

•	FOR proposal two — approve the amendment to our 1991 Employee Stock Purchase Plan.

•	FOR proposal three — approve the advisory vote on the compensation of our named executive officers.

•	FOR proposal four — ratify the selection of Deloitte &Touche LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2012.

OUR BOARD URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY STARBOARD OR ITS AFFILIATES.

Can I change or revoke my vote?

You may revoke your vote at any time before the proxy is exercised by filing with our secretary a written notice of revocation or by signing and duly delivering a proxy bearing a later date. At the meeting, you may revoke or change your vote by submitting a proxy to the inspector of elections or voting by ballot. Your attendance at the meeting will not by itself revoke your vote.

What vote is required to approve each proposal?

•	The directors elected at the meeting will be the eight directors receiving the highest number of votes.

•

The approval of the amendment to our 1991 Employee Stock Purchase Plan to increase the maximum number of shares that may be issued under that plan by 1,300,000 shares may be approved by the affirmative vote of a majority of the votes cast.

•	The advisory vote on the compensation of our named executive officers may be approved by the affirmative vote of a majority of the votes cast.

•

The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012 may be approved by the affirmative vote of a majority of the votes cast.

If you abstain from voting, it will not count as a vote cast with respect to that proposal.

If Starboard provides proxy materials in opposition to our board of directors to your broker to forward to you on its behalf, brokers will not have discretionary authority to vote on any of the matters to be presented at the annual meeting. Therefore, if you hold your shares in “street name” through a broker or other nominee, absent voting instructions from you, your shares will not be counted as voting and will have no effect on those proposals requiring approval by a plurality or majority of the votes cast. On the other hand, in the absence of Starboard providing proxy materials in opposition to our board to your broker to forward to you on its behalf, Proposal 4, ratification of the appointment of our independent registered public accounting firm, will be a “routine” matter for which your broker does not need your voting instruction in order to vote your shares.

What should I do if I receive a WHITE proxy card from Starboard?

Starboard has filed a proxy solicitation proposing four alternative director nominees for election at the annual meeting. You may receive proxy solicitation materials from Starboard, including an opposition proxy statement and WHITE proxy card. Our board of directors urges you not to sign or return any proxy card sent to you by Starboard. If you have previously voted using the WHITE proxy card sent to you by Starboard, you have every right to change your vote by executing a later dated GOLD proxy card or by attending the annual meeting and voting in person as described in the answer to the question above captioned “How do I vote?”. Only the latest dated proxy you submit will be counted.

OUR BOARD URGES YOU NOT TO VOTE FOR ANY INDIVIDUALS WHO MAY BE NOMINATED BY STARBOARD OR ITS AFFILIATES.

What does it mean if I receive more than one GOLD proxy card from the company?

If you hold your shares in multiple registrations, or in both registered and street name, you will receive a GOLD proxy card for each account. Please sign, date and return all GOLD proxy cards you receive from us. Only your latest dated proxy for each account will be voted.

If Starboard proceeds with its previously announced proxy solicitation, you may also receive an opposition proxy statement and WHITE proxy card from Starboard. In this event, to ensure shareholders have our latest proxy information and materials to vote, we will conduct multiple mailings prior to the annual meeting date. We will send you a new GOLD proxy card with each mailing, regardless of whether you have previously voted. The latest dated proxy you submit will be counted.

To vote as our board of directors recommends, shareholders must use the GOLD proxy card or attend the annual meeting and vote in person as described in the answer to the question above captioned “How do I vote?”. Voting against any Starboard nominees on the WHITE proxy card will not be counted as a vote for our board’s nominees and will result in the revocation of any previous vote you may have cast on the GOLD proxy card. If you wish to vote pursuant to the recommendation of our board of directors, you should disregard any proxy card you receive other than the GOLD proxy card. If you have previously voted using the WHITE proxy card sent to you by Starboard, you have every right to change your vote by executing the GOLD proxy card or by attending the annual meeting and voting in person as described in the answer to the question above captioned “How do I vote?”. Only the latest dated proxy you submit will be counted.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of preparing, mailing and soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement and any additional information furnished to shareholders. We may reimburse banks, brokerage houses, fiduciaries and custodians for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners. We have hired MacKenzie Partners, Inc. to solicit proxies. We will pay MacKenzie Partners, Inc. a fee, plus reasonable expenses, for these services as described below under the heading “Expenses of Solicitation”. Annex A to this proxy statement sets forth certain information relating to our directors, nominees, executive officers and other employees who may be soliciting proxies on our behalf.

What is “householding” of proxy materials?

In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the proxy materials. This practice is designed to reduce duplicate mailings and save printing and postage costs. If you would like to have a separate copy of our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your proxy card. We will deliver such additional copies promptly upon receipt of such request.

In other cases, shareholders receiving multiple copies at the same address may wish to receive only one. If you now receive more than one copy, and would like to receive only one copy, please submit your request to the address or phone number that appears on your proxy card.

Who will count the votes and where can I find the voting results?

American Stock Transfer & Trust Company will tabulate the voting results. We will announce the voting results at the annual meeting and we will publish the results by filing a Current Report on Form 8-K with the Securities and Exchange Commission within four business days of the annual meeting.

If I have additional questions, who can I contact?

If you have any questions, require assistance with voting your GOLD proxy card, or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)
Or

TOLL-FREE (800) 322-2885

BACKGROUND TO THE SOLICITATION

On July 7, 2011, Philip M. Pead was elected to our Board of Directors.

On August 1, 2011, we announced that Richard D. Reidy, our President and Chief Executive Officer, would resign upon appointment of a new President and Chief Executive Officer.

On September 6, 2011, John R. Egan was elected to our Board of Directors.

On September 7, 2011, Thomas Barth, our Vice President, Investor Relations, in conjunction with the Kaufman Brothers Investor Conference in New York City, met briefly with Starboard employees, Gavin Mollineli, Managing Member, and Tom Cusack, Analyst. The meeting was requested by Kaufman Brothers during the day of the conference. During the brief meeting, the Starboard representatives provided background information regarding their firm and requested a meeting with our executive management team to discuss our company and strategy.

On October 3, 2011, Charles F. Wagner, Jr., our former Executive Vice President, Finance & Administration and Chief Financial Officer, and Mr. Barth met with representatives of Starboard to discuss our strategy and business. During the meeting, at Starboard’s request, Messrs. Wagner and Barth provided a general corporate overview, including a review of our product portfolio, reporting structure and company performance to date. The Starboard representatives also discussed their firm’s investment strategy.

On December 5, 2011, Jay H. Bhatt was appointed our President and Chief Executive Officer.

On January 10, 2012, at a regular quarterly meeting, our Board of Directors reviewed with management the discussions that were scheduled to take place in the near future with certain shareholders of our company, including Starboard, with respect to our outlook and strategy and the composition of our Board of Directors. During this discussion, our Board of Directors reviewed our corporate governance mechanics and deadlines for submitting candidates for election to our Board of Directors at our upcoming annual meeting of shareholders. In accordance with our bylaws and as stated in our proxy statement relating to our 2011 annual meeting of shareholders, the deadline for submitting nominations was January 29, 2012. Management advised our Board of Directors that Starboard might request an extension of the deadline for submitting candidates for election to our Board of Directors. It was the consensus of our Board of Directors as expressed at this meeting that no changes to our corporate governance mechanics and deadlines should be made.

On January 18, 2012, Mr. Bhatt and Mr. Wagner met with representatives of Starboard. The purpose of this meeting was to enable Starboard to meet Mr. Bhatt and to discuss with him our outlook and strategy. At the conclusion of this meeting, the Starboard representatives stated that they had not yet determined the next steps they would take with respect to their investment in our company but indicated that they were familiar with our corporate governance mechanics and deadlines for submitting candidates for election to our Board of Directors at the upcoming annual meeting of shareholders.

On January 24, 2012, we received a letter from Starboard stating, among other things, Starboard’s belief that we are undervalued and that “this valuation discrepancy is, in part, due to [Issuer’s] conglomerate structure”. In its letter, Starboard indicated its belief that our current market price does not adequately reflect the “sum-of-its-parts”. Starboard stated that it hoped to work with Mr. Bhatt and our Board to explore ways to unlock value at our company. Starboard also filed a Schedule 13D with the Securities and Exchange Commission, which included a copy of the letter. According to the Schedule 13D, Starboard, together with certain of its affiliates, beneficially owned 3,235,000 shares of our common stock as of January 24, 2012.

On January 26, 2012, Messrs. Bhatt, Pead and Barth had a telephone conversation with Jeffrey C. Smith, the Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard, to discuss the January 24, 2012 letter and our strategy and business. During the call, Messrs. Bhatt, Pead and Barth discussed with Mr. Smith the current composition of our Board of Directors. At the conclusion of the meeting, Mr. Smith requested that we consider extending the deadline for shareholders to submit nominations for election to our Board at the upcoming annual meeting. Messrs. Bhatt and Pead responded that our Board of Directors was not prepared to extend the deadline given the requirements of our bylaws and our annual meeting timeline, including that nominations were otherwise required to be submitted by January 29, 2012.

On January 27, 2012, we received notice from Starboard of Starboard’s nomination of four directors for election at our annual meeting. The notice identified and described the individual proposed nominees listed in the notice.

On January 30, 2012, we received a letter from Starboard stating that Starboard had delivered its January 27, 2012 letter in order to preserve its rights under our bylaws. Starboard also filed an amendment to its Schedule 13D with the Securities and Exchange Commission, which included a copy of the letter.

On January 30, 2012, we delivered a letter to Starboard in which we, among other things, confirmed receipt of the January 27, 2012 letter and stated that our Nominating and Corporate Governance Committee would consider the nominations. We filed a Current Report on Form 8-K with the Securities and Exchange Commission, which included a copy of the letter.

On February 17, 2012, Starboard requested in writing that we provide them with a list of our shareholders and related shareholder information.

On February 29, 2012, Starboard executed a customary confidentiality agreement in connection with its request for a list of our shareholders.

On March 5, 2012, Starboard filed a Schedule 14A with the Securities and Exchange Commission advocating four nominees for election to our Board of Directors at our 2012 annual meeting.

On March 7, 2012, Mr. Bhatt and Mr. Barth met Mr. Smith. We requested this meeting because our Board of Directors and management were in the process of reviewing our operations and strategy and, as part of this process, we solicited input from our largest shareholders regarding our operations and strategy. Mr. Smith provided some insights on Starboard’s views on our company and provided more background information on Starboard’s nominees for election to our Board of Directors. Messrs. Bhatt, Barth and Smith also discussed the annual meeting and proxy process and the extent to which we and Starboard should have further discussions regarding the annual meeting and proxy process.

On March 9, 2012, we provided our shareholder list to Starboard.

On March 30, 2012, we received a letter from Starboard as a supplement to its January 27, 2012 letter.

On April 3, 2012, Starboard filed an amended Schedule 14A with the Securities and Exchange Commission advocating four nominees for election to our board of directors at our 2012 annual meeting.

On April 12, 2012, Starboard filed an amended Schedule 14A with the Securities and Exchange Commission seeking proxies to elect three of its nominees to our board of directors at our 2012 annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of eight members. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated for election as directors Jay H. Bhatt, Barry N. Bycoff, John R. Egan, Ram Gupta, Charles F. Kane, David A. Krall, Michael L. Mark and Philip M. Pead, each of whom is currently a director of our company.

Each director elected at the annual meeting will hold office until the next annual meeting of shareholders or special meeting in lieu of such annual meeting and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. There are no family relationships among any of our executive officers or directors.

Each of the director nominees named in this proxy statement has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve. In the event that before the annual meeting one or more nominees named in this proxy statement should become unable to serve or for good cause will not serve, the persons named in the enclosed proxy will vote the shares represented by any proxy received by our Board of Directors for such other person or persons as may thereafter be nominated for director by the Nominating and Corporate Governance Committee and our Board of Directors.

We have received a notice from Starboard and certain of its affiliates for the nomination of certain individuals to our Board of Directors at the annual meeting. We do not believe this is in your best interest. We believe that a board of directors comprised of the current members of our Board, each of whom has been nominated for re-election at the annual meeting, is best positioned to enhance shareholder value through the execution of our strategic plan. Our Board understands our business and has the depth and breadth of expertise and experience in those areas that we believe are critical to our continued success, including extensive executive-level experience in management, finance, operations and mergers and acquisitions. Included among our directors are current and former public technology company chief executive officers, chief financial officers and chief operating officers. Our Board has been proactive, has recruited two new outside directors and a new executive management team, including our new CEO, and has conducted an extensive evaluation of our business.

In contrast, our Board believes that the Starboard nominees offer no skills that are not already well-represented on our board of directors. Furthermore, we believe that electing the Starboard nominees who are not as familiar with our company and its businesses and assets could interrupt the ongoing implementation of our strategic plan, and they could negatively impact shareholder value. OUR BOARD URGES YOU NOT TO VOTE FOR ANY INDIVIDUALS WHO MAY BE NOMINATED BY STARBOARD OR ITS AFFILIATES AND TO EXECUTE AND RETURN THE ENCLOSED GOLD PROXY CARD VOTING FOR THE NOMINEES SET FORTH BELOW.

If a quorum is present at the annual meeting, a plurality of the votes properly cast will be required to elect a nominee to the office of director.

DIRECTORS

The following table sets forth the director nominees, their ages, and the positions currently held by each person with our company. In addition, for each person we have included information regarding the business or other experience, qualifications, attributes or skills considered in determining that each person should serve as a director.

Name	Age	Position
Jay H. Bhatt	43	President and Chief Executive Officer and Director
Barry N. Bycoff	62	Director
John R. Egan (1)(3)	53	Director
Ram Gupta (2)	49	Director
Charles F. Kane (1)	54	Director
David A. Krall (3)	51	Director
Michael L. Mark (1)(2)	66	Chairman of the Board
Philip M. Pead (2)(3)	59	Director

(1)	Member of Audit Committee
(2)	Member of Nominating and Corporate Governance Committee
(3)	Member of Compensation Committee

Mr. Bhatt became our President and Chief Executive Officer in December 2011. Prior to that time, from February 2004 until November 2011, Mr. Bhatt was Senior Vice President at Autodesk, Inc., a leader in 3D, design, engineering and entertainment software, where he served as Senior Vice President of the global Architecture, Engineering and Construction Solutions Division at Autodesk, Inc. In this role, Mr. Bhatt had responsibility for software development, marketing, product management, product design, business development, finance and human resources. Prior to this role, Mr. Bhatt led Autodesk’s Corporate Development, Business Development and Strategy functions, and was responsible for driving mergers and acquisitions, strategic partnerships and corporate strategic planning.

Through his positions with Autodesk extending over ten years, Mr. Bhatt has gained significant leadership, management and operating experience, extensive knowledge of the software industry and significant technical, financial, strategic and marketing expertise. Also, in his role as our President and Chief Executive Officer, Mr. Bhatt can provide unique insight into our markets, products, technology, challenges and opportunities.

Mr. Bycoff has been a director since May 2007. Mr. Bycoff was our Executive Chairman from March 2009 until April 2011. From May 2005 to July 2007, Mr. Bycoff was a venture partner of Pequot Ventures, the venture capital arm of Pequot Capital Management, Inc. Mr. Bycoff was previously Executive Chairman of Day Software Holding AG.

As the founder and former Chief Executive Officer of Netegrity, a public technology company, Mr. Bycoff demonstrated leadership, management and strategic experience, as well as significant financial, operational and corporate governance experience. Mr. Bycoff also has significant management experience from working in a variety of software companies. Mr. Bycoff also has valuable experience as a current and former board member of a number of public and private technology-related companies. Mr. Bycoff also brings to the Board of Directors his investing experience from his tenure at Pequot Ventures.

Mr. Egan has been a director since September 2011. Mr. Egan is managing partner of Egan-Managed Capital, a Boston based venture capital fund he founded in October 1998 that specializes in technology and early stage investments. From October 1986 until September 1998, Mr. Egan served in a number of executive positions with EMC Corporation, including Executive Vice President, Products and Offerings, Executive Vice President, Sales and Marketing, Executive Vice President, Operations and Executive Vice President, International Sales. Mr. Egan also serves on the Board of Directors for other publicly-traded and privately-held companies. They include: EMC Corporation (NYSE: EMC), where he has served on the Board of Directors for almost twenty years; VMWare, Inc. (NYSE: VMW); and NetScout Systems, Inc. (OTC: NTCT), where he serves as Lead Director. Mr. Egan also serves in a variety of leadership roles within the Board of Directors of several privately-held technology companies, including HighRoads Corporation, Platform Computing Corporation and Healthrageous, Inc.

Mr. Egan brings to our Board of Directors extensive understanding and expertise in the information technology industry as a result of his service on other boards of directors combined with his executive leadership roles at EMC Corp. His broad experience ranges from venture capital investments in early-stage technology companies to extensive sales and marketing experience, to executive leadership and management roles. Mr. Egan brings to the Board business acumen, substantial operational experience, and expertise in corporate strategy development. Mr. Egan also has extensive experience serving as a director of publicly-traded companies.

Mr. Gupta has been a director since May 2008. From May 2007 until May 2010, Mr. Gupta was Executive Chairman of CAST Iron Systems, Inc., a leading Software as a Service (SaaS) and cloud application integration provider. Prior to that time, from November 2005 until May 2007, Mr. Gupta was President and Chief Executive Officer of CAST Iron Systems, Inc. Mr. Gupta is also a director of S1 Corp. and was previously a director of Source Forge, Inc. Mr. Gupta also has served in a variety of leadership roles within the Board of Directors of several privately-held technology companies including Platform Computing Corporation, Persistent Systems, Accruent Inc. and Yodlee Inc.

Mr. Gupta has extensive strategic marketing and management expertise at global technology companies, including responsibility for strategy, marketing, development, customer support, alliances and mergers and acquisitions. As a former executive and current board member of several technology-related public companies, Mr. Gupta offers industry specific, public company board experience to our Board of Directors. Mr. Gupta’s service as the Chairman of the Board, Executive Chairman and Chairman of Strategic, Compensation, Transaction and Nominating and Corporate Governance committees of publicly-traded and privately-held technology companies brings to our board invaluable operational and governance experience. His extensive experience in the software industry, particularly in the area of strategy and marketing, is also a significant asset to the Board of Directors.

Mr. Kane has been a director since November 2006. Mr. Kane is currently a Director and Strategic Advisor of One Laptop Per Child, a non-profit organization that provides computing and internet access for students in the developing world, for whom he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., a special purpose acquisition corporation, from July 2007 until March 2008, and as Chief Financial Officer of Global BPO from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., a provider of e-security solutions, from May 2006 until RSA was acquired by EMC Corporation in October 2006. From July 2003 until May 2006, he served as Chief Financial Officer of Aspen Technology, Inc., a provider of supply chain management software and professional services. Mr. Kane is currently a director of Demandware, Inc. (NYSE: DWRE), a leading provider of software-as-a-service (SaaS) ecommerce solutions that enable companies to deliver customized shopping experiences to consumers in the digital world, and Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small and medium sized businesses. Mr. Kane was previously a director of Netezza Corporation, Borland Software Corporation and Applix Inc.

As our Audit Committee financial expert and Chairman of the Audit Committee, Mr. Kane provides a high level of expertise and leadership experience in the areas of finance, accounting, audit oversight and risk analysis derived from his experience as the chief financial officer of publicly-traded technology companies. Mr. Kane also offers substantial public company board experience to our Board of Directors.

Mr. Krall has been a director since February 2008. Mr. Krall is currently Chairman of the Board of Directors of Audinate Pty Ltd, a leader in IP audio-visual media network solutions. Mr. Krall also serves on the Board of Directors of Quantum Corp. (NYSE: QTM) and Universal Audio, a privately-held leading manufacturer of professional audio recording hardware and production software. Mr. Krall also currently serves as a Strategic Advisor to Roku, Inc., a position he assumed in January 2011. Mr. Krall joined Roku, Inc. in February 2010 as President and Chief Operating Officer. Prior to that time, Mr. Krall was President and Chief Executive Officer and a member of the Board of Directors of QSecure, Inc. From 2000 to 2007, Mr. Krall was President, Chief Executive Officer and a member of the Board of Directors of Avid Technology, Inc.

Mr. Krall has significant leadership, management and operational experience through his service in a broad range of executive positions within the software and technology industries. From working in companies ranging from small startups to public companies with thousands of employees serving worldwide marketplaces, Mr. Krall brings experience in the areas of new product development, integration of complex software and hardware solutions, strategy formation, and general management. Mr. Krall also offers substantial public and private company board experience to our Board of Directors.

Mr. Mark was appointed Chairman of the Board in April 2011. Prior to that time, from March 2009 until April 2011, Mr. Mark served as our Lead Independent Director. From December 2006 until March 2009, Mr. Mark was Chairman of our Board. Mr. Mark has been a director since July 1987. Mr. Mark is a private investor and member of Walnut Venture Associates, an investment group seeking opportunities in early-stage and emerging high-tech companies in New England. Mr. Mark has been a founder and investor in numerous early-stage companies and serves on several private boards of directors, including Pixability, Inc., PlayRific , Code-On and Third Solutions.

Mr. Mark has served on our Board of Directors for almost twenty-five years, spanning the entire time that we have been a public company. As a result, Mr. Mark provides our Board of Directors with critical historical knowledge and insights on our business and the software industry generally. Mr. Mark also has extensive experience as a director of public and private companies.

Mr. Pead has been a director since July 2011. Mr. Pead is currently Chairman of the Board of Directors of Allscripts Health Solutions (NASDAQ: MDRX), a leading health care information technology company. Mr. Pead was formerly the President and Chief Executive Officer of Eclipsys Corporation, a leading provider of enterprise clinical and financial software for hospitals, which was merged with Allscripts in August 2010. From March 2007 to May 2009, Mr. Pead served as the Managing Partner of Beacon Point Partners LLC, a healthcare consulting firm. Mr. Pead served as President and Chief Executive Officer of Per-Se Technologies Inc., a provider of healthcare information technology services, from November 2000 until its acquisition by McKesson Corporation in January 2007.

Mr. Pead provides our Board of Directors with industry insight and knowledge as a result of his over twenty-five years experience in the software industry, working in executive roles in several publicly- and privately-held companies, including Per-Se Technologies, Dun & Bradstreet Corporation and Attachmate Corporation. In addition to Progress Software Corporation and Allscripts Health Solutions, Mr. Pead previously served on the board of directors of publicly-traded Emdeon Inc. (NYSE: EM).

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOLLOWING EIGHT INDIVIDUALS AS DIRECTORS: JAY H. BHATT, BARRY N. BYCOFF, JOHN R. EGAN, RAM GUPTA, CHARLES F. KANE, DAVID A. KRALL, MICHAEL L. MARK AND PHILIP M. PEAD.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board of Directors

Our Board of Directors met twelve times during the fiscal year ended November 30, 2011. Each of our directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of all committees of our Board of Directors on which he served during fiscal year 2011. Our Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees.

Audit Committee

The Audit Committee of our Board of Directors during fiscal 2011 consisted of Messrs. Egan (from October 2011), Gupta (until October 2011), Kane and Mark, with Mr. Kane serving as Chairman. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by NASDAQ and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Kane qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee met six times during fiscal 2011.

The Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Us/Who We Are” page.

The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance. The Audit Committee meets with management and with our independent registered public accounting firm to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent auditor’s examinations, our critical accounting policies and the overall quality of our financial reporting, and the Audit Committee reports on these matters to our Board of Directors. The Audit Committee meets with the independent auditor with and without our management present.

For fiscal 2011, among other functions, the Audit Committee:

•	appointed the independent registered public accounting firm;

•	reviewed with our independent registered public accounting firm the scope of the audit for the year and the results of the audit when completed;

•	reviewed the independent registered public accounting firm’s fees for services performed;

•

reviewed with management and the independent registered public accounting firm the annual audited financial statements and the quarterly financial statements, prior to the filing of reports containing those financial statements with the SEC;

•	reviewed with management our major financial risks and the steps management has taken to monitor and control those risks; and

•	reviewed with management various matters related to our internal controls.

Compensation Committee

The Compensation Committee of our Board of Directors during fiscal 2011 consisted of Messrs. Egan (from October 2011), Gupta (until October 2011), Krall, Mark (until October 2011) and Pead (from October 2011), with Mr. Krall serving as Chairman. Our Board of Directors has determined that each member of the Compensation Committee meets the independence requirements promulgated by NASDAQ. The Compensation Committee met sixteen times during fiscal 2011.

The Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Us/Who We Are” page.

In accordance with its charter, the Compensation Committee:

•	oversees our overall compensation structure, policies and programs;

•	administers our equity-based plans;

•	reviews, and recommends to our Board of Directors for its approval, the compensation of our Chief Executive Officer;

•	reviews and determines the compensation of all officers (as defined in Section 16 of the Exchange Act) of our company other than the Chief Executive Officer;

•	reviews and makes recommendations to our Board of Directors regarding the compensation of our directors; and

•	is responsible for producing the annual report included in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board of Directors during fiscal 2011 consisted of Messrs. Gupta, Kane (until October 2011), Krall (until October 2011), Mark (from October 2011) and Pead (from October 2011), with Mr. Gupta serving as Chairman. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by NASDAQ. The Nominating and Corporate Governance Committee met five times during fiscal 2011.

The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Us/Who We Are” page.

In accordance with its charter, the Nominating and Corporate Governance Committee:

•	is responsible for identifying qualified candidates for election to our Board of Directors and recommending nominees for election as directors at the annual meeting;

•	assists in determining the composition of our Board of Directors and its committees;

•	assists in developing and monitoring a process to assess the effectiveness of our Board of Directors;

•	assists in developing and reviewing succession plans for our senior management, including the Chief Executive Officer; and

•	assists in developing and implementing our Corporate Governance Guidelines.

Our Board of Directors has delegated the search for, and recommendation of, director nominees to the Nominating and Corporate Governance Committee. When considering a potential candidate for membership on our Board of Directors, the Nominating and Corporate Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to our Board of Directors and its committees. At a minimum, each nominee is expected to have the highest personal and professional integrity and demonstrated exceptional ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition, the Nominating and Corporate Governance Committee has established the following minimum requirements:

•	at least five years of business experience;

•	no identified conflicts of interest as a prospective director of our company;

•	no convictions in a criminal proceeding (aside from traffic violations) during the five years prior to the date of selection; and

•	willingness to comply with our Code of Conduct and Finance Code of Professional Ethics.

The Board of Directors retains the right to modify these minimum qualifications from time to time, and exceptional candidates who do not meet all of these criteria may still be considered.

In addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of our Board of Directors, the Nominating and Corporate Governance Committee may consider the following factors when recommending that our Board of Directors select persons for nomination:

•	Whether the nominee has direct experience in the software industry or in the markets in which we operate.

•	Whether the nominee, if elected, assists in achieving a mix of members on our Board of Directors that represents a diversity of background, experience, skills, ages, race and gender.

The Nominating and Corporate Governance Committee may also consider other criteria that it deems appropriate from time to time for the overall composition and structure of our Board of Directors. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no criterion is necessarily applicable to all prospective nominees. Neither the Nominating and Corporate Governance Committee nor our Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees, although, as described above, both may consider diversity when identifying and evaluating proposed director candidates.

In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews each incumbent director’s overall past service to us, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet applicable independence standards. In the case of a new director candidate, the Nominating and Corporate Governance Committee determines whether the candidate meets the applicable independence standards, and the level of the candidate’s financial expertise. The candidate will also be interviewed by the Nominating and Corporate Governance Committee.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with the other directors and management, through the use of search firms or other advisors, through recommendations submitted by shareholders or through other methods that the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once a candidate has been identified, the Nominating and Corporate Governance Committee confirms that the candidate meets all of the minimum qualifications for a director nominee established by the Committee. The Nominating and Corporate Governance Committee then meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. The same procedures apply to all candidates for director nomination, including candidates submitted by shareholders.

Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for our Board of Directors’ approval as director nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to our Board of Directors for appointment to its committees.

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by shareholders of our company. Recommendations sent by shareholders must provide the following information:

•	the name and address of record of the shareholder;

•

a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications described above;

•	a description of all arrangements or understandings between the shareholder and the proposed director candidate; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed under SEC rules.

The submission must be accompanied by a written consent of the individual to be named in our proxy statement as standing for election if nominated by our Board of Directors and to serve if elected by the shareholders. Shareholder recommendations of candidates for election as directors at an annual meeting of shareholders must be given at least 120 days prior to the date on which our proxy statement was released to shareholders in connection with our previous year’s annual meeting.

Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by sending a written communication to the Committee at our offices located at 14 Oak Park, Bedford, Massachusetts 01730, c/o Corporate Secretary.

CORPORATE GOVERNANCE

Independence of Members of our Board of Directors

Our Board of Directors has determined that all of our current directors except Mr. Bycoff (who was our Executive Chairman until April 2011) and Mr. Bhatt (our President and Chief Executive Officer) are independent within the meaning of the director independence standards of NASDAQ and the applicable rules of the SEC. In making this determination, our Board solicited information from each of the directors regarding whether that director, or any member of his immediate family, had a direct or indirect material interest in any transactions involving our company, was involved in a debt relationship with our company or received personal benefits outside the scope of the director’s normal compensation. Our Board of Directors considered the responses of the directors, and independently considered the commercial agreements, acquisitions and other material transactions entered into by us during fiscal 2011, and determined that none of our non-employee directors had a material interest in those transactions.

Non-Executive Chairman

In April 2011, Mr. Mark was appointed non-executive Chairman of the Board of Directors. In the role of non-executive Chairman, Mr. Mark presides over meetings of our Board of Directors. Mr. Mark also works with the Chief Executive Officer to prepare Board of Directors meeting agendas.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held following regularly scheduled meetings of our Board of Directors. Executive sessions do not include the employee directors of our company, and the Chairman is responsible for chairing the executive sessions.

Board Leadership Structure

Our Corporate Governance Guidelines do not require the separation of the roles of Chairman of the Board and Chief Executive Officer, as our Board believes that effective board leadership structure can be highly dependent on the experience, skills and personal interaction between persons in leadership roles. In recent years, we have had, alternately, an independent Chairman and a non-independent Executive Chairman with a Lead Independent Director. Currently, the Chairman is an independent non-executive role. Our policy is to have a Lead Independent Director if the Chairman is not independent.

Our Board leadership structure is currently comprised of a non-executive Chairman (Mr. Mark) and a Chief Executive Officer (Mr. Bhatt). We believe the current Board leadership structure serves us and our shareholders well by having a strong non-executive Chairman to provide independent leadership of the Board. This leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management. Our independent directors meet in executive session without the Chief Executive Officer at every regularly scheduled Board meeting to discuss, among other matters, the performance of the Chief Executive Officer. Board members have complete access to and are encouraged to utilize members of our senior management regularly, and they have the authority to retain independent advisors as they deem necessary. The Board believes this leadership structure affords our company an effective combination of internal and external experience, continuity and independence.

Board of Directors’ Role in Risk Oversight

Our Board of Directors believes that its oversight responsibility with respect to the various risks confronting our company is one of its most important areas of responsibility and provides further checks and balances on our leadership structure. Our Board of Directors views its oversight of risk as an ongoing process that occurs throughout the year in the course of evaluating the strategic direction and actions of our company. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also determining what level of risk is appropriate for the company. We believe that having an independent Chairman enhances our board’s ability to oversee our risks.

In carrying out this critical function, our Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management directly by our Board and through its committees. Each committee’s specific area of responsibility is as follows:

•

The Audit Committee is primarily responsible for overseeing risk management as it relates to our financial condition, financial statements, financial reporting process, internal controls and accounting matters. The Audit Committee also assists our Board of Directors in fulfilling its oversight responsibilities with respect to conflict of interest issues that may arise.

•	The Compensation Committee is responsible for overseeing our overall compensation practices, policies and programs and assessing the risks arising from those policies and programs.

•

The Nominating and Corporate Governance Committee considers risks related to corporate governance, including evaluating and considering evolving corporate governance best practices and director and management succession planning.

Our Board of Directors receives reports from members of senior management on the functional areas for which they are responsible. These reports may include operational, financial, sales, competitive, legal and regulatory, strategic and other risks, as well as any related management and mitigation.

Relationships Among Directors, Executive Officers and Director Nominees

There are no family relationships between any director, executive officer or director nominee.

Policy Governing Shareholder Communications with our Board of Directors

Our Board of Directors welcomes communications from shareholders. Any shareholder may communicate either with our Board of Directors as a whole, or with any individual director, by sending a written communication addressed to the Board of Directors or to such director at our offices located at 14 Oak Park, Bedford, Massachusetts 01730, or by submitting an email communication to board@progress.com. All communications sent to our Board of Directors will be forwarded to the Board of Directors, as a whole, or to the individual director to whom such communication was addressed.

Policy Governing Director Attendance at Annual Meetings of Shareholders

We do not require members of our Board of Directors to attend the annual meeting of shareholders. Mr. Mark attended the annual meeting of shareholders held in 2011.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Us/Who We Are” page.

Codes of Conduct

Our Board of Directors has adopted a Finance Code of Professional Ethics that applies to the Chief Executive Officer, Chief Financial Officer, Corporate Controller and other employees of our finance organization and a Code of Conduct that applies to all of our officers, directors and employees. Copies of the Code of Conduct and the Finance Code of Professional Ethics can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Us/Who We Are” page.

Stock Option Grant Policy

Our Board of Directors has adopted a Stock Option Grant Policy providing for grants of stock options to be made on fixed grant dates during the year. A copy of the Stock Option Grant Policy can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Us/Who We Are” page.

DIRECTOR COMPENSATION

We pay our directors a mix of cash and equity compensation. Employee directors receive no compensation for their service as directors.

For fiscal year 2011, our non-employee directors were paid an annual retainer of $275,000. This annual retainer is paid $75,000 in cash and $200,000 in equity (with the equity to be paid in the form of fully vested shares of common stock or fully vested stock options, at the election of the individual director). The non-executive Chairman of the Board was paid an additional cash retainer of $37,500. The number of option shares is determined by dividing the compensation amount by the grant date Black-Scholes value. The number of shares of common stock is determined by dividing the compensation amount by the grant date closing price of our common stock as reported by NASDAQ.

With respect to service on the committees of our Board of Directors, the following fees were paid:

•	Audit Committee - $25,000 for the Chairman and $20,000 for the other members;
•	Compensation Committee - $20,000 for the Chairman and $15,000 for the other members;
•	Nominating and Corporate Governance Committee - $12,500 for the Chairman and $10,000 for the other members; and
•	Special committees (while in use) - $25,000 for the Chairman and $20,000 for the other members.

During 2011, in addition to the standing Audit, Compensation and Nominating and Corporate Governance Committees, our Board of Directors also maintained an Executive Committee and CEO Search Committee from August 1, 2011 until November 30, 2011. The directors who served on the Executive Committee and CEO Search Committee were paid fees attributable to special committees.

The fees paid for service on the committees of our Board of Directors are paid in cash.

The fiscal 2011 director compensation was paid to our non-employee directors in two equal installments, on April 28, 2011 and on October 14, 2011.

In April 2010, our Board of Directors adopted revised stock retention guidelines for non-employee directors. These guidelines provide for all non-employee directors to hold at least 7,500 shares of our common stock and/or deferred stock units. Directors have five years to attain this ownership threshold.

Each newly elected director receives an initial director appointment grant of $300,000 of option equivalent shares at the first April or October grant date following his or her election to our Board of Directors. This initial grant may be received in the form of options, deferred stock units or a combination of the two. The split between options and deferred stock units is determined by each director individually by written election made prior to the newly elected director’s appointment to our Board of Directors. The election will be expressed as a percentage of the initial director appointment grant (e.g., 50% in options and 50% in deferred stock units) and may consist of all options, all deferred stock units or any combination thereof, with each deferred stock unit having a value equivalent to 2.5 options. Options and deferred stock units will vest over a 48-month period, beginning on the first day of the month following the month the director joins our Board of Directors, with full acceleration of vesting upon a change in control.

Director Compensation Table – Fiscal Year 2011

The following table sets forth a summary of the compensation earned by or paid to our non-employee directors in fiscal year 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) (2) ($)	Option Awards (3) (4) ($)	Total ($)

Barry N. Bycoff (5)	$58,750	$116,659	$--	$175,409
John R. Egan (6)	24,583	184,262	175,034	383,879
Ram Gupta	123,333	200,007	--	323,340
Charles F. Kane	115,000	200,007	--	315,007
David A. Krall	103,333	200,007	--	303,340
Michael L. Mark	137,708	--	199,583	337,291
Philip M. Pead (7)	42,083	331,058	83,347	456,488

(1)	Represents fully vested shares of common stock issued to the named directors electing to receive fully vested shares in the following amounts:

Name	Total full value shares granted in fiscal 2011
Mr. Bycoff	5,386
Mr. Egan	1,206
Mr. Gupta	8,198
Mr. Kane	8,198
Mr. Krall	8,198

(2)	Represents the grant date fair value of full value shares granted on April 28, 2011 and on October 14, 2011. The grant date fair value is equal to the number of shares granted multiplied by the closing price on the date of grant, which was $29.64 on April 28, 2011 and $20.73 on October 14, 2011. With respect to Messrs. Egan and Pead, also includes the grant date fair value of deferred stock units (DSUs) they elected to receive as part of their initial director appointment award upon joining our Board of Directors. Mr. Egan elected to receive 50% of his initial director appointment award in the form of DSUs, which vest monthly over four years. As a result, Mr. Egan was issued 7,236 DSUs on October 14, 2011. The aggregate grant date fair value of these DSUs was approximately $150,000. Mr. Pead elected to receive 100% of his initial director appointment award in the form of DSUs, which vest monthly over four years. As a result, Mr. Pead was issued 14,472 DSUs on October 14, 2011. The aggregate grant date fair value of these DSUs was approximately $300,000.

(3)	Mr. Mark elected to receive the equity compensation portion of his annual retainer in the form of stock options. As a result, Mr. Mark was granted a fully vested option to purchase 12,690 shares of our common stock with an exercise price of $29.64 on April 28, 2011, and a fully vested option to purchase 18,083 shares of our common stock with an exercise price of $20.73 on October 14, 2011. The aggregate grant date fair value of these options was approximately $200,000.

Mr. Pead elected to receive the equity compensation portion of his annual retainer in the form of stock options. As a result, Mr. Pead was granted a fully vested option to purchase 15,069 shares of our common stock with an exercise price of $20.73 on October 14, 2011. The grant date fair value of these options was $83,347.

Mr. Egan elected to receive 50% of his initial director appointment award upon joining our Board of Directors in September 2011 in the form of stock options, which vest monthly over four years. As a result, Mr. Egan was granted an option to purchase 27,125 shares of our common stock with an exercise price of $20.73 on October 14, 2011. Mr. Egan also elected to receive 50% of the equity compensation portion of his annual retainer in the form of stock options. As a result, Mr. Egan was granted a fully vested option to purchase 4,521 shares of our common stock with an exercise price of $20.73 on October 14, 2011. The aggregate grant date fair value of these options was approximately $175,000.

Each non-employee director had the following unexercised stock options outstanding at November 30, 2011:

Name	Unexercised stock options outstanding at November 30, 2011
Mr. Bycoff	72,378
Mr. Egan	31,646
Mr. Gupta	10,625
Mr. Kane	56,705
Mr. Krall	51,503
Mr. Mark	228,019
Mr. Pead	15,069

(4)	Represents grant date fair value of options granted on April 28, 2011 and on October 14, 2011. The grant date fair value of our options is equal to the number of shares subject to the option by the fair value of our options on the date of grant determined by using the Black-Scholes option valuation model. The Black-Scholes value of our options on April 28, 2011 was $7.88 and on October 14, 2011 was $5.53. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 9 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2011.

(5)	Until April 28, 2011, Mr. Bycoff served as Executive Chairman of our Board of Directors. As Executive Chairman, Mr. Bycoff received no compensation for his service as a director. Instead, the terms of Mr. Bycoff’s compensation as Executive Chairman are set forth in an employment letter agreement he entered into with us on May 12, 2009. As Executive Chairman, Mr. Bycoff was paid a base salary of $250,000 and he participated as a part-time employee in our employee benefits plans. As provided in the employment letter agreement, on May 12, 2009, Mr. Bycoff was issued 60,000 RSUs. These RSUs vested in two equal installments, with the first installment having vested on November 12, 2009 and the second installment having vested on May 12, 2010. On January 15, 2010, we entered into an amendment to Mr. Bycoff’s employment letter pursuant to which the term of Mr. Bycoff’s service as Executive Chairman was extended until our annual meeting of shareholders in 2011. Mr. Bycoff’s compensation during the extended term remained unchanged except that on January 12, 2010, we issued Mr. Bycoff 38,683 additional RSUs. These RSUs vested in two equal installments, with the first installment having vested on October 27, 2010 and the second installment having vested on April 27, 2011. The number of RSUs was determined by dividing $760,000 (which was the approximate value of the initial equity award issued to Mr. Bycoff in May 2009) by $19.65, which was the closing price of our stock on the date of issuance. None of the compensation paid to Mr. Bycoff in connection with his service as Executive Chairman is reflected in the Director Compensation Table above.

(6)	Mr. Egan was elected to our Board of Directors on September 6, 2011.

(7)	Mr. Pead was elected to our Board of Directors on July 7, 2011.

PROPOSAL 2: AMENDMENT TO THE PROGRESS SOFTWARE CORPORATION 1991 EMPLOYEE STOCK PURCHASE PLAN

The Progress Software Corporation 1991 Employee Stock Purchase Plan, or the ESPP, was adopted by our shareholders at a special meeting of shareholders held on July 1, 1991. The ESPP was amended and restated in March 1998, and further amended in September 2006, April 2007, May 2009 and April 2010. As of March 23, 2012, a total of 7,350,000 shares of our common stock were authorized for issuance under the ESPP, of which approximately 212,000 remained available and reserved for issuance.

We believe that the availability of an adequate reserve of shares for issuance under the ESPP will benefit us by providing employees with an opportunity to acquire shares of our common stock and will enable us to attract, retain and motivate valued employees. On April 4, 2012, our Board of Directors unanimously approved an increase in the number of shares of our common stock reserved for issuance under the ESPP by 1,300,000 shares to a total of 8,650,000 shares, which increase is subject to shareholder approval being received at the 2012 Annual Meeting. A copy of the ESPP, as proposed to be amended, is attached as Annex B to this Proxy Statement.

If a quorum is present at the 2012 Annual Meeting, a majority of the votes properly cast will be necessary to approve the proposed amendment to the ESPP.

Summary of the Provisions of the ESPP

The following summary of the ESPP, as amended, is qualified in its entirety by the specific language of the ESPP, a copy of which is attached as Annex B.

It is our intention that the ESPP qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, or the Code.

Any employee of ours or of any present or future subsidiary is eligible to participate in the ESPP so long as the employee is customarily employed for at least 20 hours per week and for more than five months in a calendar year. No person who owns or holds, or as a result of participation in the ESPP would own or hold, stock or options to purchase stock, together equal to 5% or more of our total outstanding common stock is entitled to participate in the ESPP. No employee may exercise an option granted under the ESPP that permits the employee to purchase our common stock having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Participation in the ESPP is limited to eligible employees who authorize payroll deductions (within ranges specified by the Compensation Committee) pursuant to the ESPP. There are currently approximately 1,800 employees eligible to participate in the ESPP, of whom approximately 600 are participating. Once an employee becomes a participant in the ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the ESPP, becomes ineligible to participate in the ESPP, or his or her employment ceases. A participant may be enrolled in only one offering period at a time.

Each offering of our common stock under the ESPP is for a period of 27 months, which we refer to as an “offering period.” Offering periods are overlapping, with a new 27-month offering period beginning every three months. New offering periods begin on each January 1, April 1, July 1 and October 1. Each offering period is comprised of nine three-month exercise periods. Shares are purchased on the last business day of each exercise period, in March, June, September and December, with that day being referred to as an “exercise date”. Our Board of Directors may establish different offering periods or exercise periods under the ESPP.

On the first day of an offering period, we grant to employees participating in that offering period an option to purchase shares of our common stock. On the exercise date of each exercise period, the employee is deemed to have exercised the option, at the exercise price, to the extent of accumulated payroll deductions. The option exercise price is an amount equal to 85% of the fair market value per share of our common stock on either the first day of the offering period or the exercise date, whichever is lower. If the fair market value of our common stock on an exercise date (other than the last exercise date of an offering period) is less than its fair market value on the first day of an offering period, then after the exercise of the option, all participants will automatically be withdrawn from that offering and enrolled in the new offering period.

No offering period may commence, and no exercise date may occur, if at any time it is determined that we are not then lawfully permitted to offer, issue and sell shares of our common stock in accordance with the terms of the ESPP pursuant to an effective registration statement under the Securities Act of 1933. If an offering period cannot commence for this reason, it may commence on a date other than January 1, April 1, July 1 or October 1, and may be for a duration of less than 27 months, as determined in the sole discretion of the Compensation Committee. If an exercise date cannot occur, the automatic exercise of an option will occur on the next succeeding exercise date in the offering period, or if there is no exercise date in the offering period, all of the participant’s outstanding payroll deductions will be returned.

Subject to certain limitations, the number of shares of our common stock a participant purchases in each exercise period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the exercise period by the option exercise price. In general, if an employee is no longer a participant on an exercise date, the employee’s option, which would have been automatically exercised on that date, will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

A participant may elect to increase or decrease the amount of his or her payroll deductions at any time, subject to a minimum of 1% and a maximum percentage established by the Compensation Committee. A reduction in the amount of a participant’s payroll deductions will be effective seven business days after we receive written notice from the participant and will apply to the first full pay period commencing after that date. An increase in the amount of a participant’s payroll deductions will be effective seven business days after we receive written notice from the participant and will apply to the first full exercise period commencing after that date. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period.

The ESPP is administered by the Compensation Committee of our Board of Directors. The Compensation Committee, at its sole discretion, may establish a minimum holding period, for shares of stock acquired by a participant or a participant’s beneficiary upon exercise of an option granted under the ESPP. Currently, the Compensation Committee has set a three month holding period. The ESPP will continue until terminated by our Board of Directors.

If the increase in the number of shares reserved for issuance under the ESPP is approved by our shareholders, we intend to file a Registration Statement on Form S-8 covering the shares of our common stock issuable as a result of that increase, and upon the effectiveness of such registration statement all such shares will be, when issued, eligible for resale in the public market.

We are unable to determine the dollar value and number of options or amounts that will be received by or allocated to any of our executive officers, those officers as a group, or employees who are not executive officers as a group, as a result of the increase in the number of shares subject to purchase under the ESPP. If the proposed amendment had been in effect during fiscal year 2011, it would not have affected the number of options received by or allocated to participants in fiscal year 2011.

Our Board of Directors may, in its discretion, at any time, terminate or amend the ESPP except that no termination may affect options previously granted nor may any amendment make a change in any option previously granted which would adversely affect the rights of an option holder under the ESPP.

Summary of Federal Income Tax Consequences

A participant in the ESPP recognizes no taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase shares of our common stock under the terms of the ESPP.

If a participant disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition”, the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares on the date of disposition over the exercise price or (2) the excess of the fair market value of the shares on the first day of the applicable offering period over the exercise price. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

If the participant still owns the shares at the time of death, the lesser of (1) the excess of the fair market value of the shares on the date of death over the exercise price or (2) the excess of the fair market value of the shares on the first day of the offering period in which the shares were purchased over the exercise price will constitute ordinary income in the year of death.

We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.

The foregoing is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax. Participants are strongly urged to consult their own tax advisor concerning the application of the various tax laws that may apply to a participant’s particular situation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE ESPP TO INCREASE THE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE ESPP BY 1,300,000 SHARES.

EQUITY COMPENSATION PLAN INFORMATION

Information related to securities authorized for issuance under equity compensation plans as of November 30, 2011 is as follows:

(In thousands, except per share data)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance under Equity Compensation Plans (excluding securities in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by shareholders (1)	5,587	(2)	$ 19.39	6,349	(3)
Equity compensation plans not approved by shareholders (4)	2,156		20.75	668

Total	7,743		$ 19.77	7,017

(1)    Consists of the 1992 Incentive and Nonqualified Stock Option Plan, 1994 Stock Incentive Plan, 1997 Stock Incentive Plan, 2008 Stock Option and Incentive Plan and 1991 Employee Stock Purchase Plan (ESPP).

(2)    Does not include purchase rights accruing under the ESPP because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3) Includes	287,000 shares available for future issuance under the ESPP.

(4) Consists	of the 2002 Nonqualified Stock Plan and the 2004 Inducement Plan described below.

We have adopted two equity compensation plans, the 2002 Nonqualified Stock Plan (2002 Plan) and the 2004 Inducement Stock Plan (2004 Plan), for which the approval of shareholders was not required. We intend that the 2004 Plan be reserved for persons to whom we may issue securities as an inducement to become employed by us pursuant to the rules and regulations of NASDAQ. Executive officers and members of the Board of Directors are not eligible for awards under the 2002 Plan. An executive officer would be eligible to receive an award under the 2004 Plan only as an inducement to join us. Awards under the 2002 Plan and the 2004 Plan may include nonqualified stock options, grants of conditioned stock, unrestricted grants of stock, grants of stock contingent upon the attainment of performance goals and stock appreciation rights. A total of 11,250,000 shares are issuable under the two plans, of which 668,000 shares are available for future issuance.

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. As we discuss below under the caption “Compensation Discussion and Analysis,” the core objectives of our executive compensation program are to:

•	attract and retain talented executives in today’s highly competitive market;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•

provide a competitive compensation package that aligns the interests of our executive officers and shareholders by tying a significant portion of an executive’s cash compensation to the achievement of performance goals; and

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success.

We urge you to read the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis and the related compensation tables and narrative, for the details of our compensation program, including the 2011 compensation of our named executive officers. Highlights of our executive compensation program include the following:

The primary components of our compensation program are:

•	Base salary;

•	Annual performance-based cash incentive compensation, established in order to ensure that a substantial portion of annual cash compensation is tied to our annual financial performance; and

•	Long-term incentive compensation that is established in order to encourage ownership of our common stock by our officers and align their interests with those of our shareholders.

These components emphasize performance-based compensation:

•

We place a heavy emphasis on performance, and consequently a substantial portion of each named executive officer’s total target annual compensation is “at-risk” and tied to our annual and long-term financial performance, as well as to the enhancement of shareholder value.

•

Our named executive officers receive equity awards subject to long-term vesting requirements. We believe these awards ensure that a significant portion of the executives’ compensation is tied to long-term stock price performance and attainment of important financial goals.

We believe that our compensation program has helped our company achieve strong financial performance in a challenging macroeconomic environment. The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

We are asking our shareholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at our annual meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2012 annual meeting of shareholders pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the “Summary Compensation Table (2011)” and the other related tables and narrative disclosure.”

This say-on-pay vote is advisory only and not binding on the company, the Compensation Committee or our Board of Directors. Although the vote is advisory, we, our Board of Directors and our Compensation Committee value the opinions of our shareholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

At our 2011 annual meeting of shareholders, our shareholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of our named executive officers on an annual basis, which was consistent with the recommendation of our board of directors. Our board of directors considered the voting results with respect to the frequency proposal and other factors, and the board of directors currently intends for us to hold a non-binding, advisory vote on the compensation of our named executive officers on an annual basis until the next required advisory vote on the frequency of holding non-binding, advisory votes on the compensation of our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Four is to ratify the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending November 30, 2012. Deloitte & Touche LLP was the independent registered public accounting firm for our company for the fiscal year ended November 30, 2011.

Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its shareholders. If our shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

We have been advised that a representative of Deloitte & Touche LLP will be present at the annual meeting. This representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions presented at the meeting.

Independent Registered Public Accounting Firm Fees

Aggregate fees billed to us for services performed for the fiscal years ended November 30, 2011 and November 30, 2010 by our independent registered public accounting firm, Deloitte & Touche LLP, were as follows:

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees (1)	$2,420,353	$1,992,608
Tax Fees (2)	1,116,243	1,481,743
Audit-Related Fees	-	-
All Other Fees	-	-

(1)	Represents fees billed for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements included in Form 10-K and reviews of financial statements included in our interim filings on Form 10-Q, as well as statutory audit fees related to our wholly-owned foreign subsidiaries. In accordance with the policy on Audit Committee pre-approval, 100% of audit services provided by the independent registered public accounting firm are pre-approved.

(2)	Includes fees primarily for tax compliance, tax advice and tax planning (domestic and international). In accordance with the policy on Audit Committee pre-approval, 100% of tax services provided by the independent registered public accounting firm are pre-approved.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests for specific services by the independent registered public accounting firm which comply with the auditor services policy are reviewed by our Finance, Tax, and Internal Audit departments. Requests approved by the group are aggregated and submitted to the Audit Committee in one of the following ways:

•	Request for approval of services at a meeting of the Audit Committee; or

•	Request for approval of services by the Chairman of the Audit Committee and then the approval by the full committee at the next meeting of the Audit Committee.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

AUDIT COMMITTEE REPORT

Management is responsible for establishing and maintaining adequate internal control over financial reporting to ensure the integrity of the company’s financial statements. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the effectiveness of the company’s internal control over financial reporting in conjunction with an audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing opinions on the financial statements and the effectiveness of internal control over financial reporting. The Audit Committee has met and held discussions with management and Deloitte & Touche LLP regarding the internal control over financial reporting and the financial audit process of the company.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP the independent accountant’s independence.

The Audit Committee reviewed and discussed the company’s audited consolidated financial statements for the fiscal year ended November 30, 2011 with management and Deloitte & Touche LLP. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for their audit. The Audit Committee also discussed with Deloitte & Touche LLP the matters set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee met with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee reviewed with Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality of our accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

Based on the above-mentioned reviews and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2011, for filing with the Securities and Exchange Commission.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit Committee,

Charles F. Kane, Chairman

John R. Egan

Michael L. Mark

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This “Compensation Discussion and Analysis” section describes the material elements of our compensation programs for our executive officers. This section also provides an overview of our executive compensation philosophy and analyzes how and why the Compensation Committee of our Board of Directors arrives at specific compensation decisions and policies.

Executive Compensation Philosophy

Our philosophy is to reward executives based upon corporate performance, as well as to provide long-term incentives for the achievement of future financial and strategic goals. We emphasize pay-for-performance compensation programs, which we believe advance both the short and long-term interests of our shareholders. We use a combination of total target cash compensation, composed of base salary and an annual cash incentive compensation program, a long-term equity incentive compensation program, and a broad-based benefits program to create a competitive compensation package for our executive management team.

We describe below our compensation philosophy, policies and practices with respect to our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers. We refer to these individuals collectively as our named executive officers. Our named executive officers during our fiscal year ended November 30, 2011 were Richard D. Reidy, our former President and Chief Executive Officer, Charles F. Wagner, Jr., our former Executive Vice President, Finance & Administration and Chief Financial Officer, Christopher A. Larsen, our former Executive Vice President, Global Field Operations, John P. Goodson, Senior Vice President, Products, and John Bates, Executive Vice President and Chief Technology Officer. Each of our named executive officers was employed by our company throughout the entire fiscal year ended November 30, 2011.

Administration and Objectives of our Executive Compensation Program

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation of our executive officers, including salaries, cash incentives and equity incentive compensation. Our Compensation Committee consists of three independent members of our Board of Directors, all with extensive experience in the software industry.

Our Compensation Committee has designed our overall executive compensation program to achieve the following objectives:

•	attract and retain talented executives in today’s highly competitive market;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•

provide a competitive compensation package that aligns the interests of our executive officers and shareholders by tying a significant portion of an executive’s cash compensation to the achievement of performance goals; and

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success.

We use a mix of short-term compensation (base salaries and cash incentive bonuses) and long-term compensation (equity incentive compensation) to provide a total compensation structure that is designed to achieve these objectives. In determining whether to adjust the compensation of any one of our named executive officers, the Compensation Committee takes into account market compensation levels for each role based on data provided by the Compensation Committee’s independent compensation consultant, the contributions and performance of each named executive officer, and any changes in the responsibilities and roles of each named executive officer. The Compensation Committee also takes into account the recommendations of our Chief Executive Officer.

Executive Officer Compensation Components

The following table summarizes the principal components of our executive compensation program in fiscal 2011.

Compensation Element	Objective	Key Features	Performance Metrics

Base Salary	To secure and retain services of key executive talent

•     Set on average at or above 50th percentile of peer group

•     Adjustments may be made to reflect market conditions for a position, changes in the status or duties associated with a position or internal equity

Not applicable
Annual Cash Incentive	To encourage and reward corporate performance that enhances long-term shareholder value	• Set on average at or above 50th percentile of peer group • Performance goals and target bonus amounts established at beginning of fiscal year	Non-GAAP revenue, revenue within our Responsive Process Management (RPM) product line, non-GAAP operating income and non-financial goals over a one-year performance period

Equity Compensation:	To align executives’ interests with those of shareholders	• Target equity grant values set on average at between 50th and 75th percentile of peer group
• Performance Share Units (PSUs)	To encourage and reward corporate financial performance that enhances long-term shareholder value

•     Subject to performance criteria aligned with 2011 business plan

•     Earned only to the extent the performance criteria are achieved

•     PSUs earned are subject to subsequent time-based vesting (one-third vests upon determination of achievement of the performance goals established for that year, one-third in each of the next two years if the executive remains employed on the vest date)

Non-GAAP revenue growth and non-GAAP operating income growth
• Restricted Stock Units (RSUs)	To retain executive talent	• Service-based vesting over three-year period	Not applicable
• Stock Options	To encourage and reward corporate financial performance that enhances long-term shareholder value To retain executive talent	• Service-based vesting over four-year period • Value of stock options tied to stock price.	Not applicable

Impact of Fiscal 2011 Performance on Executive Compensation

The 2011 fiscal year was challenging for our company due to a combination of macroeconomic conditions that adversely impacted credit and financial markets and internal challenges as a result of our company’s continuing transition to a solution-based software company. Our financial performance was adversely impacted by these challenges, and as a merit, and our named executive officers were paid de minimus amounts under our incentive compensation plan, and no PSUs were earned.

Termination of Mr. Reidy’s Employment

On August 1, 2011, we announced that Richard D. Reidy would leave our company when his successor was named. Mr. Reidy remained our President and Chief Executive Officer until December 5, 2011, when he resigned in connection with the appointment of Jay H. Bhatt as our new President and Chief Executive Officer. As our President and Chief Executive Officer during fiscal 2011, we are required to include Mr. Reidy as a named executive officer and discuss his compensation in this “Compensation Discussion and Analysis” section of this proxy statement.

Appointment of New Chief Executive Officer

On December 5, 2011, Jay H. Bhatt became our new President and Chief Executive Officer. Because Mr. Bhatt became our President and Chief Executive Officer after the conclusion of our 2011 fiscal year, he is not a named executive officer with respect to fiscal 2011 and we are not required to discuss his compensation in this “Compensation Discussion and Analysis” section of this proxy statement. For a description of Mr. Bhatt’s compensation terms, refer to our Current Report on Form 8-K filed with the SEC on November 28, 2011.

Termination of Mr. Wagner’s Employment

On March 23, 2012, Charles F. Wagner, Jr., Executive Vice President, Finance & Administration and Chief Financial Officer, terminated employment. Because Mr. Wagner was one of our named executive officers for the entire 2011 fiscal year, the terms of Mr. Wagner’s compensation are discussed in this “Compensation Discussion and Analysis” section of this proxy statement.

Termination of Mr. Larsen’s Employment

On January 9, 2012, Christopher Larsen, Executive Vice President, Global Field Operations, terminated employment. Because Mr. Larsen was one of our named executive officers for the entire 2011 fiscal year, the terms of Mr. Larsen’s compensation are discussed in this “Compensation Discussion and Analysis” section of this proxy statement.

Compensation Committee Responsibilities and Authority

Our Compensation Committee reviews and approves the annual salary and annual cash incentive awards as well as all long-term equity incentive awards for each Section 16 officer, administers our equity plans, determines or consults with management regarding compensation and benefits for our non-executive officers and other employees (as appropriate) and oversees our executive compensation and benefit plans and policies. Our Compensation Committee establishes our general compensation policies, as well as compensation plans and specific compensation levels for the Section 16 officers other than our Chief Executive Officer. Our Compensation Committee reviews, and recommends to our Board of Directors for its approval, the compensation of our Chief Executive Officer.

During fiscal 2011, our Compensation Committee consisted of members of our Board of Directors who met the independence requirements promulgated by NASDAQ. From December 2010 until October 2011, our Compensation Committee consisted of Messrs. Gupta, Krall and Mark, with Mr. Krall serving as Chairman. From October 2011 until the end of fiscal 2011, our Compensation Committee consisted of Messrs. Egan, Krall and Pead, with Mr. Krall continuing to serve as Chairman.

The Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Us/Who We Are” page.

In accordance with its charter, the Compensation Committee:

•	oversees our overall executive compensation structure, policies and programs;

•	administers our equity-based plans;

•	reviews, and recommends to our Board of Directors for its approval, the compensation of our Chief Executive Officer;

•	reviews and determines the compensation of all officers (as defined in Section 16 of the Exchange Act) of our company other than the Chief Executive Officer;

•	reviews and makes recommendations to our Board of Directors regarding the compensation of our directors; and

•	is responsible for producing the annual report included in this proxy statement.

Our Chief Executive Officer, our other executives, and our human resources department support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding our compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation Committee on an annual basis regarding salary increases, potential bonuses and equity awards for each of our other executive officers.

The Compensation Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. In fiscal year 2011, the Compensation Committee retained Radford Surveys + Consulting (Radford), to assist it in evaluating the compensation of our officers and directors. Radford does not directly provide any other services to us and consults with our management only as necessary to obtain relevant compensation and performance data for the executives as well as essential business information so that it can effectively support the Compensation Committee with appropriate competitive market information and relevant analyses.

Roles of the Compensation Committee, the Chief Executive Officer and Compensation Consultant

Role of Compensation Committee

At the beginning of each fiscal year, the Compensation Committee begins the process of reviewing executive officer and board compensation for the next fiscal year. The Compensation Committee members are provided reports from the external compensation consultant comparing our executive compensation and equity granting practices relative to the market and to a peer group. Reports are also provided on board of director compensation relative to the market and a peer group.

During the first quarter of each fiscal year, the Compensation Committee reviews recommendations from management on the current fiscal year short-term incentive compensation programs relative to anticipated corporate performance. The Compensation Committee also reviews recommendations from management on the current fiscal year long-term incentive programs, principally in the form of annual equity awards. In February or March, the Compensation Committee reviews and approves changes to executive officers’ total target cash compensation, which includes base salary and target incentive compensation.

Prior to the annual meeting of shareholders for each fiscal year, the Compensation Committee also reviews and makes recommendations to the full Board of Directors regarding any changes to board compensation.

At the end of the fiscal year, the Compensation Committee reviews preliminary results of the short-term incentive compensation programs, 401(k) match and 401(k) cash bonus in excess of federal limits. Final review and approval of these programs and costs are completed early in the following fiscal year prior to any payments.

In accordance with our Stock Option Grant Policy, the Compensation Committee meets at least four times a year to review and approve stock option grants and other equity award requests.

Communication with Compensation Committee members is accomplished through committee meetings, teleconference calls or e-mail. Members of management and/or the external compensation consultants participate in these various communication methods and attend meetings or conference calls at the invitation of the Compensation Committee.

Role of Chief Executive Officer

Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation for other executive officers, including the terms of these executives’ annual cash incentive compensation and long-term equity compensation. Our Chief Executive Officer considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives.

Our Chief Executive Officer typically discusses his initial recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The compensation and benefits group within our Human Resources Department and individuals within our Finance and Legal Departments support the Compensation Committee in the performance of its responsibilities. During fiscal year 2011, our Chief Financial Officer, Senior Vice President of Human Resources, Senior Vice President, General Counsel & Secretary and other representatives of the human resources, finance and legal departments regularly attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business, information about our financial performance and relevant legal and regulatory developments. The Compensation Committee periodically meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations regarding executive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from Radford prior to making any final decisions.

Role of Compensation Consultant

For the past several years, our Compensation Committee has engaged Radford as its outside compensation consultant to advise the Compensation Committee on all matters related to executive compensation. Radford does not directly provide any other services for us other than to provide compensation surveys to our Human Resources Department. Radford consults with our management only as necessary to obtain relevant compensation and performance data for the executives as well as essential business information so that it can effectively support the Compensation Committee with appropriate competitive market information and relevant analyses. Through a separate subsidiary, Radford’s parent company, AON Corporation, provides advisory services to our subsidiary in Ireland with respect to a pension plan our subsidiary maintains for our employees based in Ireland.

Radford provides a range of services to the Compensation Committee to support the Compensation Committee’s agenda and obligations, including providing regulatory updates, peer group compensation data so that the Compensation Committee can set compensation for executives in accordance with our policies, advice on the structure and competitiveness of our compensation programs (including benefits provided by our peers upon a change in control and otherwise as part of their compensation programs), and advice on the consistency of our programs with our executive compensation philosophy. Representatives of Radford attend Compensation

Committee meetings and provide advice to the Compensation Committee upon its request. Typically, management works with Radford on matters for the Compensation Committee where that work is requested by the Compensation Committee.

We paid approximately $46,641 to Radford for services performed for the Compensation Committee during fiscal 2011.

Peer Group Selection

To assist the Compensation Committee in making decisions on total compensation for executives and company-wide equity grants, the Compensation Committee utilizes peer and industry group data and analysis provided by Radford. Radford provided the following studies: “Executive Compensation Review” and “Aggregate Equity Usage”. The “Executive Compensation Review” prepared by Radford utilized the survey data from the Radford High Technology Executive Compensation Survey and peer group data to benchmark the various elements of executive pay. The “Aggregate Equity Usage” report utilized the peer group data and general market data for details of equity practices, in particular equity burn rates. The Compensation Committee believes that it is important to benchmark compensation against our peer group because those companies are directly comparable to us in terms of revenue, market capitalization and industry.

For fiscal 2011, the peer group list was comprised of 19 other companies in the software industry with revenue and market capitalization comparable to us. The peer group list is reviewed on an annual basis to ensure the companies remain a valid comparison and to account for any corporate structure changes in the peer groups, such as an acquisition by another company. In December 2010, at the time Radford compiled data for the peer group companies, the companies in the peer group ranged in size on a revenue basis from approximately $0.2 billion to $1.6 billion with a median of $0.7 billion as compared to our revenue of $0.5 billion, and on a market capitalization basis from approximately $0.2 billion to $12.7 billion with a median of $2.7 billion as compared to our then market capitalization of $1.8 billion. We may include companies that do not fit these criteria if we believe that we are directly competing with those companies for executive talent.

2011 Peer Group List

•	Akamai Technologies, Inc. (Ticker Symbol:AKAM)
•	Ansys Inc. (ANSS)
•	Ariba Inc. (ARBA)
•	Cadence Design Systems Inc. (CDNS)
•	Citrix Systems, Inc. (CTXS)
•	Compuware Corp. (CPWR)
•	Epicor Software Corp. (EPIC)
•	Informatica Corporation (INFA)
•	JDA Software Group Inc. (JDAS)
•	Mentor Graphics Corp. (MENT)
•	Nuance Communications, Inc. (NUAN)
•	Parametric Technology Corporation (PMTC)
•	Pegasystems, Inc. (PEGA)
•	QAD Inc. (QADA)
•	Quest Software Inc. (QSFT)
•	Red Hat, Inc. (RHT)
•	Riverbed Technology Inc. (RVBD)
•	Salesforce.com, inc. (CRM)
•	TIBCO Software Inc. (TIBX)

We also use survey data for additional perspective on executive compensation. We participate in the Radford Executive Survey to benchmark our executives, including the named executive officers, to the marketplace. The materials from Radford include a comprehensive report providing details on the benchmark positions used for each executive as well as analysis on base salary, short-term incentives, total actual cash, total target cash compensation, actual total direct compensation and target total direct compensation. The survey data was comprised of compensation information from companies in the high technology industry with revenue ranging from $0.4 billion to $0.8 billion. There were 59 companies that fit within this criterion.

Shareholder Vote

At our 2011 Annual Meeting of Shareholders, our shareholders approved, in an advisory vote, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures in our proxy statement for fiscal 2010. The proposal was approved by our shareholders with 80% of the votes cast voting “for” approval and 20% voting “against” approval. In light of the level of approval by our shareholders, the Compensation Committee did not make changes to our compensation policies or practices in response to the shareholder vote. However, the Compensation Committee regularly reviews the compensation programs of our executive officers to ensure that they achieve our desired goal of aligning the interests of our executive officers and shareholders.

Executive Compensation Components

Our executive compensation program has been primarily composed of the following elements:

•	Base salary;

•	Incentive compensation in the form of annual cash incentive awards, through our corporate incentive compensation plan;

•	Equity-based long-term incentive compensation in the form of stock options, RSUs and PSUs;

•	401(k) Plan and other benefits; and

•	Severance and change in control protection.

Our Compensation Committee has not adopted a formal policy for allocating between these various forms of compensation. However, we generally strive to provide our named executive officers with a balance of short-term and long-term incentives. Within the context of the overall objectives of our compensation programs, the Compensation Committee determined the specific amounts of compensation, including base salary, incentive cash compensation and equity compensation, to be paid to each of our executives for our fiscal year ended November 30, 2011 based on a number of factors, including:

•	our understanding of compensation generally paid by similarly-situated companies to their executives with similar roles and responsibilities;

•	the roles and responsibilities of our executives; and

•	the individual experience and skills of, and expected contributions from, our executives.

We discuss each of the primary elements of our executive compensation program in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are meant to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element to a greater or lesser extent serves each of our objectives.

Base Salary

The Compensation Committee annually reviews total target cash compensation ranges, including base salary, for each of our named executive officers, during the first fiscal quarter. Base salaries may be adjusted by our Compensation Committee in accordance with various criteria, including:

•	individual performance;

•	levels of responsibilities;

•	individual competencies, skills and contributions;

•	functions performed;

•	peer group compensation levels for comparable positions;

•	internal compensation equity issues; and

•	our general financial performance.

Our Chief Executive Officer proposes base salary amounts for all executive officers other than himself, for the Compensation Committee’s consideration based on his evaluation of these criteria. The weight given each factor by the Compensation Committee may vary with each individual.

Annual Cash Incentive Awards

It is our philosophy to base a significant portion of an executive officer’s total compensation opportunity on performance incentives. Our named executive officers participate in our corporate incentive compensation plan, which is intended to motivate eligible executive officers toward overall business results, to tie their goals and interests to those of the company and its shareholders, and to enable the company to attract and retain highly qualified executives. This bonus plan is administered by our Compensation Committee.

Awards under the corporate incentive compensation plan are based upon the achievement of performance metrics established on an annual basis by the Compensation Committee. These performance goals are based on our growth strategy as reflected in our annual operating budget. Historically, the performance metrics have been set so that no awards are earned unless we achieved growth over the prior fiscal year performance in each metric.

The Compensation Committee has the discretion to increase or reduce awards if it believes management has performed exceptionally compared to its peer group or if the Compensation Committee believes unanticipated factors assisted or inhibited management in achieving financial objectives. Historically, the Compensation Committee has not chosen to exercise such discretion and has instead relied on the achievement of the performance metrics to determine the awards paid to management and other plan participants.

Awards under the corporate incentive compensation plan are based on a pre-determined percentage of each executive’s base salary, which is established by the Compensation Committee as part of its annual review of each executive’s compensation. The Compensation Committee sets these target incentive percentages to ensure that a substantial portion of each executive’s cash compensation is linked directly to business performance and to provide the executives with a performance-based opportunity to achieve total cash compensation at or above the 50th percentile of the peer group and the broader software industry.

Equity Compensation

We also use equity compensation to attract, retain, motivate and reward our named executive officers. We issue annual and new hire equity awards based on guidelines for awards commensurate with position levels and that reflect grant practices within our peer group and the broader software industry generally. The Compensation Committee reviews the mix of equity awards to our named executive officers on an annual basis. Since 2009, equity awards to named executive officers and other recipients have typically been made in the form of a combination of stock options and RSUs. In 2011, our equity compensation program also included PSUs. During the past few years, the Compensation Committee has altered the mix of equity compensation to executive officers so that a greater proportion of equity compensation is awarded in the form of RSUs or PSUs rather than stock options. The Compensation Committee believes that reducing the proportion of the equity award consisting of stock options reflects current market trends.

Stock option grants are intended to correlate executive compensation to our long-term success as measured by our stock price. Stock options are tied to our future success because options granted have an exercise price equal to the closing market value at the date of grant and will only provide value to the extent that the price of our stock increases above the exercise price.

Stock option awards provide our named executive officers with the right to purchase shares of our common stock at a fixed exercise price, typically for a period of either ten years, if awarded prior to 2005, or seven years, if awarded since 2005, subject to continued employment with our company. Historically, stock options generally vested in monthly increments over a five-year period. In 2011, the Compensation Committee reduced the vesting period for new stock option awards to four years to reflect market practice. We believe that meaningful vesting periods encourage recipients to remain with our company over the long-term and, because the value of the awards is based on our stock price, stock options encourage recipients to focus on achievement of longer-term goals, such as strategic growth, business innovation and shareholder return. In general, employees whose employment terminates (other than for death or disability) before the award fully vests forfeit the unvested portions of these awards.

RSUs typically vest in six equal installments over three years beginning six months after issuance. In a volatile stock market, RSUs continue to provide value when stock options may not, which the Compensation Committee believes is useful in retaining talented executives in unpredictable economic times.

PSUs are subject to performance criteria aligned with our business plan and are earned only to the extent the performance criteria are achieved, with any PSUs earned being subject to subsequent time-based vesting (one-third vests upon determination of achievement of the performance goals established for that year and one-third in each of the next two years if the executive remains employed on the vesting date). The Compensation Committee grants PSUs consistent with its pay-for-performance philosophy.

The Compensation Committee’s decisions regarding the amount and type of equity incentive compensation, the allocation of equity and relative weighting of these awards within total executive compensation have been based on the Compensation Committee’s understanding, and individual experiences with market practices, of similarly-situated companies. Equity-based incentive awards are intended to be the longer-term components of our overall executive compensation program and are designed to encourage performance by our executive officers over several years, while annual incentive cash compensation is designed to encourage shorter-term performance (generally performance over a one-year period), equity-based awards are designed to encourage performance by our executive officers over several years.

To determine the size of the equity awards, the Compensation Committee first determined the total number of shares that would be available for the annual equity awards to all proposed recipients. The total number of shares is determined by consideration of the potential dilution to our shareholders and average burn rate of other companies in our industry. The Compensation Committee utilizes the grant data from the peer group and the survey data provided by Radford to assist it in determining the size of the overall equity pool for our company as well as the individual grants to the named executive officers.

On occasion, the Compensation Committee makes additional grants of equity awards for the purpose of encouraging certain executives and other individuals to remain with our company. In situations where management determines that additional grants of equity awards are necessary or appropriate for our continued success, recommendations are made by the Chief Executive Officer to the Compensation Committee, typically after consulting with Radford. Retention awards include vesting provisions that are designed to encourage recipients to maintain their employment with us and these provisions may differ from our standard vesting schedules.

401(k) Plan

We currently provide a non-elective contribution under our 401(k) plan. All employees who participate in our 401(k) plan, including named executive officers, receive a discretionary matching contribution, depending upon the employee’s length of service with the company and the employee’s contribution level. This contribution is approved by the Compensation Committee. In addition, due to limitations imposed on 401(k) matching to higher-paid individuals under federal tax law, a portion of the contributions that otherwise would have been received by certain employees, including the named executive officers, are instead paid directly to them in cash.

Other Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. The named executive officers are eligible to participate in all of our health and insurance plans, in each case on the same basis as other employees. In addition, our stock purchase plan is available to all employees other than employees, if any, who hold 5% or more of our common stock.

Severance and Change in Control Benefits

We previously entered into a severance agreement with Mr. Reidy providing him with certain payments and benefits upon an “involuntary termination” of Mr. Reidy’s employment with our company in those circumstances in which Mr. Reidy’s Employee Retention and Motivation Agreement is not otherwise applicable. Mr. Reidy’s severance agreement is described below. See “Executive Compensation—Severance and Change in Control Agreements.”

In December 2009, we adopted company-wide severance guidelines applicable to our employees in the United States in connection with the undertaking of a large reduction in force. These guidelines provide for severance and other benefits to be paid to employees who are involuntarily terminated from our employment, with the precise amount of severance determined based on position and seniority. Former members of our executive management team have received severance and other benefits in accordance with these guidelines, which were approved by the Compensation Committee.

Currently, the severance guidelines applicable to our executive management team provide upon involuntary termination for the payment of severance of twelve months of total target cash compensation as of the date of termination, the continuation, for a period of twelve months, of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to termination, and twelve months of acceleration of unvested stock options and RSUs. Receipt of these severance payments and benefits are subject to the execution of our standard form of separation and release agreement, which includes a non-competition clause. Although subject to change in the sole discretion of the Compensation Committee, we expect that these severance guidelines will continue to apply to involuntary terminations of executive officers, including the named executive officers in the future. These severance guidelines, however, will not apply in the event that the executive officer is entitled to severance under a specific agreement between the executive officer and our company.

On December 2, 2011, we entered into Executive Severance Agreements with our executive officers, including Messrs. Wagner, Larsen, Goodson and Bates. These executive severance agreements provide each executive officer with certain payments and benefits upon an involuntary termination of employment. The terms of the executive severance agreements generally reflect the severance and benefits payable to executive officers under the company-wide severance guidelines described above except that these agreements provide for twenty-four months of equity acceleration, except with respect to Mr. Larsen, whose agreement provided for twelve months. Each executive severance agreement will expire on August 1, 2013, except that the expiration of the agreement will not affect the obligations of the parties on account of a termination of employment occurring prior to August 1, 2013. Upon expiration of the executive severance agreements, the executive officers will thereafter be subject to the severance plan, if any, then applicable to members of our Executive Committee. See “Executive Compensation—Severance and Change in Control Agreements.”

We have also entered into an Employee Retention and Motivation Agreement with each of the named executive officers. Each agreement provides for certain payments and benefits upon a change of control of our company and/or certain involuntary terminations of employment thereafter. Our Board of Directors determined that it is in the best interests of our company and its shareholders to assure that we will have the continued dedication and objectivity of our key employees, despite the possibility, threat or occurrence of a change of control of the company. These agreements are described below. See “Executive Compensation —Severance and Change in Control Agreements.”

Analysis of Compensation Decisions for 2011

The target total direct compensation established for each of the named executive officers is set forth in the table below.

2011 Target Compensation

	Target Total Annual Compensation		Target Long-Term Equity

Name	Base Salary	Target Annual Bonus	Performance- Based Equity (1)	Time-Based Equity (2)	Target Total Direct Compensation
Mr. Reidy	$600,000	$600,000	$524,628	$2,381,417	$4,106,045
Mr. Wagner	$450,000	$300,000	$177,840	$807,260	$1,735,100
Mr. Larsen	$400,000	$350,000	$160,056	$726,534	$1,636,590
Mr. Goodson	$305,500	$195,000	$133,380	$605,445	$1,239,325
Dr. Bates	$335,500	$165,000	$88,920	$403,630	$993,050

(1)	Represents the grant date fair value of PSUs, which is equal to the number of PSUs granted at target performance multiplied by the closing price of our stock on the grant date. See the “Grants of Plan-Based Awards Table” for a breakdown of these awards.

(2)	Represents the grant date fair value of RSUs and options on the date of grant. The grant date fair value of RSUs is equal to the number of RSUs granted multiplied by the closing price of our stock on the grant date. The grant date fair value of our options is equal to the number of shares subject to the option multiplied by the fair value of our options on the date of grant determined using the Black-Scholes option valuation model. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 9 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2011. See the “Grants of Plan-Based Awards Table” for a breakdown of these awards.

We describe in greater detail below the compensation decisions we established for each category of compensation reflected in the table above.

Base Salary

In March 2011, the Compensation Committee reviewed total target cash compensation ranges, including base salary, for each of our named executive officers. For 2011, the philosophy of the Compensation Committee was to target base salary for our executive officers generally at or slightly above the 50th percentile.

For fiscal year 2011, the base salaries of the named executive officers were as follows:

Name	FY11 Base Salary	FY10 Base Salary
Mr. Reidy	$600,000	$500,000
Mr. Wagner	$450,000	$400,000
Mr. Larsen	$400,000	$350,000
Mr. Goodson	$305,500	$255,000
Dr. Bates	$335,500	$312,500

The Compensation Committee determined that Mr. Reidy’s base salary should be increased to $600,000 to reflect the then current market level for Chief Executive Officers of similar software companies based on data provided by Radford, which showed that Mr. Reidy’s base salary and total target cash compensation were significantly less than the market 50th percentile. The Compensation Committee increased Mr. Wagner’s and Mr. Larsen’s base salaries to reflect market conditions and to address internal compensation equity issues. The Compensation Committee also determined that Mr. Goodson’s base salary should be increased to reflect the enhanced responsibilities he had assumed in connection with his acting as Interim Chief Product Officer since October 2010. The Compensation Committee increased Dr. Bates’ base salary to reflect the enhanced responsibilities he had undertaken in connection with the development of our Responsive Process Management strategy.

The increases in the base salaries described in the table above from fiscal 2010 base salary levels were made effective April 2011.

Annual Cash Incentive Awards

Our fiscal 2011 corporate incentive compensation plan was designed to motivate our executive officers toward the achievement of our overall business goals during 2011. The Compensation Committee established fiscal 2011 targets in line with our corporate goal of growing revenue while increasing operating profit margins. The Compensation Committee also included a metric relating to revenue growth within certain key product lines and non-financial measures applicable to our named executive officers and other vice presidents.

In March 2011, the Compensation Committee formally approved the corporate goals under the bonus plan applicable to our named executive officers. For fiscal 2011, the Compensation Committee adopted a two-tiered approach to the corporate incentive compensation plan design. For all employees below the vice president level, the plan metrics were total non-GAAP revenue, non-GAAP operating income and revenue from our Responsive Process Management (RPM) product line, with the total non-GAAP revenue metric being weighted at 50%, the non-GAAP operating income metric being weighted at 35% and the RPM product line revenue metric being weighted at 15%. The inclusion of the performance goal related to RPM product line revenue was an incentive for us to achieve further growth in our newer product lines.

For Mr. Reidy and the other named executive officers, the fiscal 2011 corporate incentive compensation plan utilized a combination of financial and non-financial metrics as the incentive compensation design for fiscal 2011. 85% of the incentive compensation opportunity would be determined by the same three financial metrics and targets described in the preceding paragraph, except that a 35% weighting would apply to total non-GAAP revenue, 35% to non-GAAP operating income and 15% to RPM product line revenue. The remaining 15% of the corporate bonus opportunity would be determined by various non-financial performance metrics.

Non-GAAP total revenue differs from revenue determined under generally accepted accounting principles (GAAP) by excluding purchase accounting adjustments related to deferred revenue. Non-GAAP operating income differs from operating income determined under GAAP by excluding amortization of acquired intangibles, stock-based compensation, purchase accounting adjustments related to deferred revenue, and restructuring and transition expense and acquisition-related expenses. We use non-GAAP measures to make operational and investment decisions because we believe the costs and expenses that we exclude from GAAP revenue and GAAP operating income are not tied to our core results. For these reasons, we also use non-GAAP revenue and non-GAAP operating income as performance goals.

Our Board of Directors discussed and reviewed operating plans with management during board presentations in January 2011. The Compensation Committee reviewed and discussed performance goals and corporate bonus plan designs with management during committee meetings in February and March 2011.

The Compensation Committee then established a minimum level of non-GAAP total revenue, a minimum level of non-GAAP operating income and a minimum level of RPM product line revenue for fiscal 2011, which minimum level must be achieved for an executive officer to receive any portion of his target bonus amount allocated to that performance goal. No portion of the bonus amount would be earned unless we achieved minimum growth over the prior fiscal year performance.

Once the minimum threshold has been achieved, the attainment percentage for each performance goal for an executive officer’s bonus is a linear calculation of:

actual amount – threshold amount
target amount – threshold amount

Under the fiscal 2011 corporate incentive compensation plan, the maximum attainment percentage was set at 200%. The Compensation Committee communicated the bonus criteria to the named executive officers after those criteria were established.

The Compensation Committee also established the following target incentives, as a percentage of base salary, for the named executive officers in 2011:

Name	Target Incentive as a Percentage of Base Salary	Eligible Incentive Compensation Amount at Threshold	Eligible Incentive Compensation Amount at Target	Eligible Incentive Compensation Amount at Maximum
Mr. Reidy	100%	0	$600,000	$1,200,000
Mr. Wagner	67%	0	$300,000	$600,000
Mr. Larsen	18%	0	$70,000	$140,000
Mr. Goodson	64%	0	$195,000	$390,000
Dr. Bates	49%	0	$165,000	$330,000

As described below, Mr. Larsen participates in an individual sales incentive plan, under the terms of which 20% of his incentive compensation was determined by performance under the corporate incentive compensation plan. The amount shown in the table above reflects only that portion of Mr. Larsen’s incentive compensation determined under the corporate incentive compensation plan.

The following table details the specific targets and our actual performance under the fiscal 2011 corporate incentive compensation plan:

Plan Metric (in millions)	Threshold	Target	Maximum	Actual
Non-GAAP total revenue (1)	$530.0	$584.0	$638.0	$515.0
RPM revenue	$3.0	$19.0	$35.0	$5.0
Non-GAAP operating income	$157.0	$187.0	$217.0	$144.0

(1)	Determined based on budgeted foreign currency rates.

In fiscal 2011, our financial performance did not meet our expectations and we fell short of our targets for revenue and operating income as set forth in our operating budget. As a result, we did not meet minimum levels of achievement with respect to the non-GAAP total revenue and non-GAAP operating income metrics under the corporate incentive plan. We met the minimum level of achievement with respect to the RPM revenue metric. When factoring the weighting of the metrics described above, we achieved an attainment percentage of 2% under the fiscal 2011 corporate incentive compensation plan applicable to participants below the vice president level. We achieved a substantial portion of the non-financial metrics applicable to the named executive officers and other vice presidents but the attainment percentage applicable to named executive officers and other vice presidents was capped at the same attainment percentage applicable to other participants in the corporate incentive compensation plan.

Based on the attainment percentage described above, in 2011 the named executive officers were paid the incentive compensation amounts set forth in the table below.

Name	FY11 Actual Incentive Compensation Amount
Mr. Reidy	$11,315
Mr. Wagner	$5,658
Mr. Larsen	$1,400
Mr. Goodson	$3,897
Dr. Bates	$3,026

Although the Compensation Committee may in its discretion adjust bonuses payable under the corporate incentive compensation plan based on the achievement of individual performance goals, no such adjustments occurred with respect to the fiscal 2011 plan.

As described above, Mr. Larsen participates in an individual sales incentive plan, a component of which is tied to performance under the corporate incentive compensation plan. Set forth in the table below are the components of Mr. Larsen’s fiscal 2011 target incentive compensation.

Components	Weight	Target Variable Comp	Achievement Percentage	Actual Incentive Amount
Global License Bookings	40%	$140,000	69%	$96,068
Regional Contribution Margin $	20%	$70,000	75%	$52,372
PSC Corporate Incentive Plan	20%	$70,000	2%	$1,400
Total Bookings (Worldwide)	20%	$70,000	83%	$58,184
	100%	$350,000	59%	$208,024

In March 2011, the Compensation Committee awarded Mr. Goodson a special, one-time cash bonus of $100,000, the receipt of which was contingent on Mr. Goodson’s remaining with our company through at least January 2012. Mr. Goodson received this cash bonus at approximately the same time that the payouts occurred under the fiscal 2011 corporate incentive compensation plan.

Annual Equity Compensation

For fiscal 2011, the Compensation Committee adopted a two-tiered approach to our annual equity award program. For all employees below the vice president level, the annual equity awards consisted of stock options and RSUs, at a mix of 50% stock options and 50% RSUs. For Mr. Reidy and the other named executive officers and our vice presidents, the annual equity awards consisted of stock options, RSUs and PSUs, at a mix of 50% stock options, 35% RSUs and 15% PSUs. Each of these equity types is described below.

In April 2011, in connection with the authorization of the company-wide annual equity award program for fiscal 2011, the Compensation Committee determined the equity awards for fiscal 2011 for the named executive officers. To determine the size of the annual equity awards, the Compensation Committee, with the assistance of Radford, compared the long-term equity incentive compensation levels of our executives with similar positions within our peer group to determine the long-term equity incentive compensation amount for each executive. The Compensation Committee evaluated the total value delivered by the annual equity grant against the average of the 50th and the 75th percentile of the value of long-term incentive compensation of our peer group and broader software industry. In finalizing the amounts of the fiscal 2011 annual equity awards, the Compensation Committee considered our Chief Executive Officer’s recommendations, the burn rate of the executive grants, and the degree to which those amounts are aligned with our retention goals.

Set forth in the table below is a breakdown of the annual equity awards granted to our named executive officers in fiscal 2011.

Name	Option Equivalent Shares (1)	Stock Options	RSUs	PSUs
Mr. Reidy	295,000	147,500	41,300	17,700
Mr. Wagner	100,000	50,000	14,000	6,000
Mr. Larsen	90,000	45,000	12,600	5,400
Mr. Goodson	75,000	37,500	10,500	4,500
Dr. Bates	50,000	25,000	7,000	3,000

(1)	For fiscal 2011, each RSU and PSU is the equivalent of 2.5 stock options.

Performance Share Units. The Compensation Committee introduced the use of PSUs as a portion of the executives’ annual equity awards in fiscal 2011. During the recent past, annual equity awards typically consisted of a mix of stock options and RSUs. The Compensation Committee believes that this change in the mix of components further enhanced the pay-for-performance nature of our executive compensation program because the PSUs were subject to performance conditions based on our fiscal 2011 financial performance. Further, the Compensation Committee believes that granting a mix of equity to our executives provides the appropriate balance between performance, risk and retention.

For fiscal 2011, PSUs awarded to the named executive officers were subject to two financial metrics, each of which was weighted 50%. The two financial metrics selected by the Compensation Committee were fiscal 2011 non-GAAP revenue growth and fiscal 2011 non-GAAP operating income in each case, based on targets established by reference to our business plan. To determine the actual number of PSUs that a named executive officer would earn, the target award was to be multiplied by the achievement multiplier. Named executive officers were eligible to receive more than 100% of their target award if company performance exceeded target. To the extent that the PSUs were earned, those units would still be subject to subsequent time-based vesting (one-third vests upon determination of achievement of the performance goals established for that year and one-third in each of the next two years if the executive remains employed on the vesting date).

The following table details the specific targets with respect to the PSUs:

Plan Metric (dollars in millions)	Threshold	Target	Maximum
Non-GAAP total revenue growth %	0%	10%	20%
Non-GAAP operating income	$157.0	$187.0	$217.0

We did not meet minimum levels of achievement with respect to the non-GAAP total revenue growth and non-GAAP operating income metrics. As a result, none of the performance share units were earned in fiscal 2011.

Time-Based Restricted Stock Units. As set forth in the table above, the Compensation Committee awarded 35% of the annual equity award to our named executive officers in the form of RSUs with time-based vesting. The Compensation Committee granted RSUs to balance the risk associated with the PSUs. The RSUs provide on-going retention value even in the event the performance metrics associated with the PSUs are not achieved. The RSUs vest over three years, subject to continued employment.

Stock Options. The third component of the equity compensation package to our named executive officers was stock options. The Compensation Committee included stock options as a means of aligning the long-term interests of our executives and shareholders. Since the value of stock options is directly tied to our stock price, we believe that they encourage the executives to focus on achievement of long-term goals that will increase shareholder value. As described above, during the past few years, the Compensation Committee has altered the mix of equity compensation to executive officers so that a greater proportion of equity compensation is awarded in the form of RSUs or PSUs rather than stock options.

Special Equity Awards

In October 2011, upon the recommendation of Mr. Reidy, our Compensation Committee authorized special equity awards to Mr. Wagner, Mr. Goodson and Dr. Bates. These equity awards consisted of RSUs and were designed to provide additional incentives to the continued success of our long-term goals and overall retention. These equity awards were issued as part of a limited retention program approved by our Compensation Committee to address the uncertainty surrounding the search for a new Chief Executive Officer following the announcement of Mr. Reidy’s pending departure in August 2011. Mr. Wagner was awarded 25,000 RSUs and each of Mr. Goodson and Dr. Bates was awarded 10,000 RSUs. These RSUs vest in two equal installments, with the first installment vesting on June 15, 2012 and the second installment vesting on January 15, 2013, subject to continued employment. In connection with the termination of his employment in March 2012, the RSUs granted to Mr. Wagner as his special equity award were canceled.

Timing of Equity Grants

We do not time grants either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information. Typically, our annual executive awards are made on the day of the annual shareholders’ meeting. Other equity awards may occur in October.

Equity awards may be made only by the Compensation Committee. The Compensation Committee makes awards only at Committee meetings and generally does not make awards in trading blackout periods (the period encompassing ten days prior to the end of each fiscal quarter through 48 hours after the earnings for that quarter are announced) unless special circumstances exist, such as a new hire or a contractual commitment.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that public companies may deduct in any one year with respect to certain of their named executive officers. Certain performance-based compensation approved by shareholders is not subject to this deduction limit. The Compensation Committee’s strategy in this regard is to be cost and tax effective. Therefore, the Compensation Committee intends to preserve corporate tax deductions, while maintaining the flexibility in the future to approve arrangements that it deems to be in our best interests and the best interests of our shareholders, even if such arrangements do not always qualify for full tax deductibility.

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Section 409A applies to our severance and change in control arrangements. Our severance and change in control agreements described below, including the Employee Retention and Motivation Agreements we entered into with our named executive officers, contain provisions that are intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements. The Compensation Committee has the sole discretion to change the severance guidelines applicable to executive officers to the extent necessary to avoid the application of Section 409A or comply with applicable Section 409A requirements.

Accounting for Stock-Based Compensation. Stock-based compensation expense reflects the fair value of stock-based awards measured at the grant date and recognized over the relevant service period. We estimate the fair value of each stock-based award on the measurement date using either the current market price or the Black-Scholes option valuation model.

Compensation Committee Report

This report is submitted by the Compensation Committee of our Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with management. Based on that review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

David A. Krall, Chairman

John R. Egan

Philip M. Pead

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors during fiscal year 2011 were Messrs. Egan (from October 2011), Gupta (until October 2011), Krall, Mark (until October 2011) and Pead (from October 2011). None of these directors is or has ever been an officer or employee of our company or of any of its subsidiaries, or had any relationship with us requiring disclosure in this proxy statement. There are no compensation committee interlocks amongst any of our directors.

Analysis of Risk Associated with Our Compensation Plans

In setting compensation, the Compensation Committee considers the risks to our shareholders and to the achievement of our goals that may be inherent in the compensation plans and programs for all employees, including our executives. When evaluating our executive compensation program, the Compensation Committee considers whether the program is based on the appropriate philosophy, benchmarked against the appropriate peer group and balanced between long and short-term performance targets, company and individual performance. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe our compensation plans and programs are appropriately structured so as not to encourage our employees to take excessive or unreasonable risks.

We considered the following elements of our compensation plans and policies when evaluating whether such plans and policies are structured to encourage our employees to take unreasonable risks:

•

Compensation consists of both fixed and variable components. The fixed portion (i.e., base salary) and variable portion (i.e., performance-based incentive and equity awards) provide a mix of compensation intended to produce corporate performance without encouraging excessive risks.

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•	We use consistent corporate performance metrics from year-to-year rather than changing the metric to take advantage of changing market conditions.

•

Our short-term incentive plans are capped as to the maximum potential payout, which we believe mitigates excessive risk taking by limiting bonus payments even if we dramatically exceed the performance targets.

•

We use a combination of stock options, PSUs and RSUs for equity awards because RSUs retain value even in a depressed market, which makes our executives less likely to take unreasonable risks to earn PSU awards or get, or keep, options “in-the-money.”

•

The time-based vesting for RSUs (including a portion of PSU awards earned) and stock options ensures that our executives’ interests align with those of our shareholders for the long-term performance of our company.

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	In accordance with our written stock option grant policy, all equity grants must occur at a meeting of the Compensation Committee and management has no authority to issue equity.

•	The Compensation Committee retains and does not delegate any of its exclusive power to determine matters of executive compensation and benefits.

•	We maintain a system of controls and procedures designed to ensure that amounts are earned and paid in accordance with our plans and programs.

•

In accordance with our written stock option grant policy, we have appointed an Options Executive, who is responsible for ensuring that we comply with applicable laws, regulations and accounting standards related to the granting of equity-based compensation, and that our policies, procedures and equity compensation plans are followed. Our Options Executive reports quarterly to the Compensation Committee.

•	We do not allow our executives to hedge their exposure to ownership of, or interest in, our stock. We also do not allow them to engage in speculative transactions with respect to our stock.

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the fiscal years ended November 30, 2011, 2010 and 2009, earned by Mr. Reidy, who was our Chief Executive Officer during all of fiscal 2011, Mr. Wagner, who was our Chief Financial Officer during all of fiscal 2011, and Mr. Larsen, Mr. Goodson and Dr. Bates, who were our three most highly compensated executive officers. We refer to these individuals collectively as our named executive officers.

As described above in “Compensation Discussion and Analysis” and reflected in the Summary Compensation Table below, we pay our named executive officers a mix of cash and equity compensation.

Cash Compensation. We paid our named executive officers a base salary and cash incentive compensation under a non-equity incentive plan.

Equity Compensation. We made annual equity awards to the named executive officers consisting of stock options, RSUs and PSUs. Stock options had an exercise price equal to the closing price of our stock on the date of grant and vest in monthly increments over four years. The amounts shown in the “Option Awards” column reflect the grant date fair value calculated using the Black-Scholes model. RSUs and PSUs convert to shares of our common stock upon vesting. RSUs vest in six equal installments over three years beginning six months after issuance. To the extent that PSUs would have been earned, those units would still be subject to subsequent time-based vesting (one-third vests upon determination of achievement of the performance goals established for that year and one-third in each of the next two years if the executive remains employed on the vesting date). The amounts shown in the “Stock Awards” column reflect the grant date fair value (which was the stock price on the date of grant) with respect to the RSUs and PSUs at target performance. None of the PSUs were earned in fiscal 2011.

Other Forms of Compensation. We do not provide our named executive officers with pensions or the ability to defer compensation. Amounts shown in the “All Other Compensation” column reflect the contribution under our 401(k) plan and certain other items described in the footnotes below.

SUMMARY COMPENSATION TABLE—FISCAL YEARS 2011, 2010 AND 2009

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Richard D. Reidy Former Chief Executive Officer (5)	2011 2010 2009	$550,000 486,539 351,461	$1,748,760 1,790,880 1,650,750	$1,157,285 1,854,552 1,158,675	$ 11,315 512,962 167,400	$ 7,214 16,176 31,189	$3,474,574 4,661,109 3,359,475
Charles F. Wagner Former EVP, Finance and Administration and Chief Financial Officer (6)	2011 2010	436,539 46,154	1,111,050 1,248,960	392,300 1,215,936	5,658 13,012	8,262 112	1,953,807 2,524,174
Christopher Larsen Former EVP, Global Field Operations (7)	2011 2010 2009	403,462 350,000 100,962	533,520 467,360 286,800	353,070 794,750 232,278	208,024 258,919 7,869	8,307 17,601 60,245	1,506,382 1,888,630 688,154
John P. Goodson SVP, Products (8)	2011 2010 2009	308,462 245,577 228,462	651,900 230,256 140,864	294,225 238,442 158,904	3,897 152,975 89,900	15,320 22,175 21,006	1,373,804 889,425 639,136
John Bates EVP, Chief Technology Officer	2011 2010 2009	325,577 286,539 249,615	503,790 307,008 140,864	196,150 317,923 158,904	3,026 131,875 125,000	15,674 26,206 17,449	1,044,217 1,069,551 691,832

(1)	Represents the grant date fair value of the award, which is equal to the number of RSUs and PSUs at target performance granted multiplied by the closing price of our stock on the grant date. See the “Grants of Plan-Based Awards Table” for a breakdown of these awards.

(2)	Represents the grant date fair value of options on the date of grant. The grant date fair value of our options is equal to the number of shares subject to the option multiplied by the fair value of our options on the date of grant determined using the Black-Scholes option valuation model. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 9 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2011. See the “Grants of Plan-Based Awards Table” for a breakdown of these awards.

(3)	Except for Mr. Larsen, amounts listed reflect the amounts earned under our corporate incentive compensation plan as described in “Compensation Discussion and Analysis” in this proxy statement. For Mr. Larsen, the amount listed reflects the amount earned under his individual sales incentive plan, including that portion attributable to our corporate incentive compensation plan, as described in “Compensation Discussion and Analysis” in this proxy statement. For all individuals, bonus payments were accrued in the year indicated and paid in the succeeding fiscal year. Thus, the 2011 bonus amounts were paid in fiscal year 2012, the 2010 bonus amounts were paid in fiscal year 2011 and the 2009 bonus amounts were paid in fiscal year 2010.

(4)	Amounts listed in this column for 2011 include:

Name	Company Contributions (401(k))	Cash Payment for portion of 401(k) match in excess of participation limits	Insurance premiums	Sales Event
Mr. Reidy	$-	$-	$1,200	$6,014
Mr. Wagner	3,749	3,130	1,200	183
Mr. Larsen	-	-	1,200	7,107
Mr. Goodson	7,497	6,623	1,200	-
Dr. Bates	7,497	6,501	1,200	476

(5)	Mr. Reidy was appointed our Chief Executive Officer on March 29, 2009. On August 1, 2011, we announced that Mr. Reidy would depart as our Chief Executive Officer upon the naming of his successor. On December 5, 2011, upon the appointment of Jay H. Bhatt as our new Chief Executive Officer, Mr. Reidy resigned as Chief Executive Officer and, on December 9, 2011, his employment with our company terminated.

(6)	Mr. Wagner became our Chief Financial Officer on November 15, 2010. The amounts shown for Mr. Wagner in 2010 are base salary and non-equity incentive plan compensation for the period of November 15, 2010 until November 30, 2010. On March 23, 2012, Mr. Wagner’s employment with our company terminated.

(7)	Mr. Larsen joined us in September 2009 as Senior Vice President, Global Field Operations, and became an Executive Vice President in April 2010. The 2009 amounts shown for Mr. Larsen are base salary and non-equity incentive plan compensation for the period of September 1, 2009 until November 30, 2009. On January 9, 2012, Mr. Larsen’s employment with our company terminated.

(8)	Mr. Goodson’s total non-equity incentive plan compensation for fiscal 2011 does not include the special $100,000 cash retention bonus he was awarded in March 2011, the receipt of which was subject to the condition that he remained employed with our company until January 2012. This bonus was paid in January 2012.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended November 30, 2011 to the named executive officers.

GRANTS OF PLAN-BASED AWARDS TABLE – FISCAL YEAR 2011

		Estimated Possible Payouts under Non-Equity Incentive Plan Award			Estimated Possible Payouts under Equity Incentive Plan Award

Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Grant Date Fair Value of Stock and Option Awards ($) (5) (6)
Richard D. Reidy	4/6/2011 4/28/2011	0 --	600,000 --	1,200,000 --	0	17,700	35,400	-- 41,300	-- 147,500	-- 2,906,045

Charles F. Wagner	3/4/2011 4/28/2011 10/14/2011	0 -- --	300,000 -- --	600,000 -- --	-- 0 --	-- 6,000 --	-- 12,000 --	-- 14,000 25,000(7)	-- 50,000 --	-- 985,100 518,250

Christopher A. Larsen	3/4/2011 4/28/2011	0 --	350,000 --	700,000 --	-- 0	-- 5,400	-- 10,800	-- 12,600	-- 45,000	-- 886,590

John P. Goodson	3/4/2011 4/28/2011 10/14/2011	0 -- --	195,000 -- --	390,000 -- --	-- 0 --	-- 4,500 --	-- 9,000 --	-- 10,500 10,000(7)	-- 37,500 --	-- 738,825 207,300

John Bates	3/4/2011 4/28/2011 10/14/2011	0 -- --	165,000 -- --	330,000 -- --	-- 0 --	-- 3,000 --	-- 6,000 --	-- 7,000 10,000(7)	-- 25,000 --	-- 492,550 207,300

(1)	These columns indicate the range of payouts targeted for fiscal year 2011 performance under our corporate incentive compensation plan as described in “Compensation Discussion and Analysis” in this proxy statement. The actual payout with respect to fiscal year 2011 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	These columns indicate the range of payouts with respect to PSUs subject to subsequent time-based restrictions. These PSUs could be earned only to the extent the established criteria were met. For 2011, none of these PSUs were earned.

(3)	Represents RSUs that vest, so long as the executive continues to be employed with us, in six equal installments beginning six months after date of issuance. In all cases, dividends are not payable on unvested RSUs.

(4)	Represents stock options that become exercisable, so long as the executive continues to be employed with us, in equal monthly installments over four years. These options had an exercise price per share of $29.64, which was equal to the closing price per share of our common stock on the date of grant.

(5)

The grant date fair value of our options is equal to the number of shares subject to the option multiplied by the fair value of our options on the date of grant determined by using the Black-Scholes option valuation model. The Black-Scholes value of our options on April 28, 2011 was

$7.85. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 9 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2011.

(6)	Represents the grant date fair value of the award, which is equal to the number of RSUs granted multiplied by the closing price of our stock on the grant date. For PSUs, the value determined at the grant date assumes that the award will be earned in full at target performance. The closing price on April 28, 2011 was $29.64 and on October 14, 2011 was $20.73.

(7)	Represents RSUs that vest, so long as the executive continues to be employed with us, in two equal installments beginning six months after date of issuance. In all cases, dividends are not payable on unvested RSUs.

The terms of the stock options and RSUs granted in fiscal 2011 to our named executive officers were consistent with the vesting schedules and expiration dates of the options and RSUs granted to employees during the year. Stock options to acquire a total of 1,308,816 shares of our common stock, 553,415 RSUs and 63,330 PSUs were granted to our employees and non-employee directors in fiscal year 2011. None of the PSUs granted in fiscal year 2011 were earned.

Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards at November 30, 2011 for each of the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011
	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
	Exercisable	Unexercisable
Richard D. Reidy (3)
	43,500	0	$20.54	11/14/2012
	16,500	0	$20.54	11/14/2012
	30,000	0	$15.38	05/21/2013
	30,000	0	$16.67	09/19/2013
	14,250	750	$20.79	04/25/2014	(6)
	7,125	375	$20.79	04/25/2014	(6)
	21,375	1,125	$21.50	10/15/2014	(7)
	33,750	11,250	$19.96	04/23/2015	(8)
	2,250	33,750	$13.01	10/15/2015	(9)
	2,183	58,927	$14.67	05/11/2016	(10)
	165	135	$14.67	05/11/2016	(10)
	72,188	59,062	$15.93	10/15/2016	(11)
	5,251	9,749	$21.32	04/26/2017	(12)
	104,999	195,001	$21.32	04/26/2017	(12)
	27,657	119,843	$29.64	04/27/2018	(13)
						95,167	$1,938,552
Charles F. Wagner (4)
	20,000	160,000	$26.02	11/14/2017	(14)
	7,143	42,857	$29.64	04/27/2018	(13)
						68,667	$1,398,747

Christopher A. Larsen (5)
	5,666	18,889	$15.93	10/15/2016	(11)
	8,333	14,167	$15.93	10/15/2016	(11)
	1,726	2,774	$19.47	01/14/2017	(15)
	32,776	52,724	$19.47	01/14/2017	(15)
	19,444	33,056	$21.32	04/26/2017	(12)
	8,438	36,562	$29.64	04/27/2018	(13)
						28,500	$580,545
John P. Goodson
	30,000	0	$20.54	11/14/2012
	3,125	0	$15.38	05/21/2013
	18,750	0	$16.67	09/19/2013
	12,825	675	$20.79	04/25/2014	(6)
	8,550	450	$21.50	10/15/2014	(7)
	4,275	225	$21.50	10/15/2014	(7)
	16,875	5,625	$19.96	04/23/2015	(8)
	25	375	$13.01	10/15/2015	(9)
	600	9,000	$13.01	10/15/2015	(9)
	3,541	7,965	$14.67	05/11/2016	(10)
	95	135	$14.67	05/11/2016	(10)
	5,700	8,100	$15.93	10/15/2016	(11)
	14,175	26,235	$21.32	04/26/2017	(12)
	7,032	30,468	$29.64	04/27/2018	(13)
						25,750	$524,528
John Bates
	1,650	0	$15.38	05/21/2013
	1,650	0	$16.67	09/19/2013
	35,000	0	$19.53	04/14/2014
	8,550	450	$20.79	04/25/2014	(6)
	8,550	450	$21.50	10/15/2014	(7)
	3,938	1,312	$19.96	04/23/2015	(8)
	7,313	2,437	$19.96	04/23/2015	(8)
	250	187	$13.01	10/15/2015	(9)
	9,751	7,312	$13.01	10/15/2015	(9)
	5,900	7,965	$14.67	05/11/2016	(10)
	101	135	$14.67	05/11/2016	(10)
	6,000	8,100	$15.93	10/15/2016	(11)
	18,900	35,100	$21.32	04/26/2017	(12)
	4,688	20,312	$29.64	04/27/2018	(13)
						24,634	$501,795

(1)	The unvested shares shown in this column are RSU awards that are subject to time-based vesting.

(2)	The market value of unvested RSUs was calculated as of November 30, 2011 based on closing price of our common stock on NASDAQ of $20.37.

(3)	On December 9, 2011, Mr. Reidy’s employment terminated and, in connection with a severance agreement we had previously entered into with Mr. Reidy, the vesting of all stock options and RSUs that would have otherwise vested during the twenty-four months following the date of termination was accelerated. All other unvested options and RSUs held by Mr. Reidy terminated as of the date of termination of employment.

(4)	On March 23, 2012, Mr. Wagner’s employment terminated and, in connection with the modified severance agreement we entered into with Mr. Wagner, the vesting of all stock options that would have otherwise vested during the thirteen months following the date of termination and the vesting of 30,999 RSUs were accelerated. All other unvested options and RSUs held by Mr. Wagner terminated as of the date of termination of employment.

(5)	On January 9, 2012, Mr. Larsen’s employment terminated and, in connection with a severance agreement we had previously entered into with Mr. Larsen, the vesting of all stock options and RSUs that would have otherwise vested during the twelve months following the date of termination was accelerated. All other unvested options and RSUs held by Mr. Larsen terminated as of the date of termination of employment.

(6)	This option vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2007.

(7)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2007.

(8)	This option vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2008.

(9)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2008.

(10)	This option vests 3/60ths on the date of grant, with the remainder vesting in 57 monthly increments commencing on June 1, 2009.

(11)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2009.

(12)	This option vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2010.

(13)	This option vests 2/48ths on the date of grant, with the remainder vesting in 46 monthly increments commencing on May 1, 2011.

(14)	This option vests in 54 monthly installments commencing on June 1, 2011.

(15)	This option vests 1/60th on the date of grant, with the remainder vesting in 59 monthly increments commencing on February 1, 2010.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the number of stock options exercised and RSUs that vested in the fiscal year ended November 30, 2011 under our equity incentive plans and the corresponding amounts realized by the named executive officers. The value realized on exercise for stock option awards is calculated as the difference between the closing prices of our common stock on the NASDAQ Global Select Market on the exercise date and the exercise price of the applicable stock option award. The value realized on vesting for RSUs is calculated as the product of the number of shares subject to the RSUs that vested and the closing price of our common stock on the NASDAQ Global Select Market on the vesting date.

Option Exercises and Stock Vested—Fiscal Year 2011

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Richard D. Reidy	608,837	6,463,577	72,384	1,670,261
Charles F. Wagner	--	--	18,333	419,559
Christopher Larsen	5,445	76,643	16,101	368,184
John P. Goodson	6,877	86,777	8,552	191,831
John Bates	24,737	284,485	9,168	209,830

Severance and Change in Control Agreements

We have agreements with, or guidelines applicable to, our executive officers that provide the benefits described below in connection with certain terminations or a change in control of our company.

Mr. Reidy’s Amended Severance Agreement

On August 1, 2011, we announced that Mr. Reidy would leave our company when his successor was named. In connection with the announcement of Mr. Reidy’s departure, we and Mr. Reidy entered into an amendment to his existing Severance Agreement, dated as of October 13, 2009. This severance agreement provided Mr. Reidy with various payments and benefits upon a termination of Mr. Reidy’s employment with the Company.

The amendment provided that Mr. Reidy’s employment as Chief Executive Officer would terminate and that such termination of employment would entitle Mr. Reidy to the payments and benefits set forth in the severance agreement. However, at our request, Mr. Reidy agreed to remain as our Chief Executive Officer until the date Mr. Reidy’s replacement commenced employment. Jay H. Bhatt, Mr. Reidy’s replacement, commenced employment on December 5, 2011 and Mr. Reidy resigned as President and Chief Executive Officer on that date.

The amendment further provided that in consideration for Mr. Reidy’s agreement to remain with us until his replacement commenced employment, upon termination of employment, we extended the period of time following the termination of Mr. Reidy’s employment during which he may exercise vested stock options by twelve months so that he would have a total of fifteen months following termination of employment during which to exercise his vested stock options. In no event would this extended exercise period go beyond the original expiration date of any stock option. This extended exercise period would not have applied if Mr. Reidy had voluntarily terminated his employment prior to February 29, 2012.

Mr. Reidy’s severance agreement provided that upon the termination of Mr. Reidy’s employment and the execution by Mr. Reidy of a standard release of claims, Mr. Reidy was entitled to receive twenty-four months of his total target compensation, which would be paid out monthly over a twenty-four month period. Mr. Reidy’s benefits in effect as of the date of the termination (such as medical, dental, vision and life insurance) would also continue for twenty-four months. In addition, any unvested options and restricted equity held by Mr. Reidy as of the date of the termination that would have vested during the two-year period following such date if Mr. Reidy had remained employed, automatically vested.

The severance agreement also includes non-competition, non-disparagement and related covenants. The non-competition covenant will be in effect for two years following the termination of Mr. Reidy’s employment.

Mr. Reidy’s Amended Executive Retention and Motivation Agreement

On October 13, 2009, we and Mr. Reidy also entered into the Amended Executive Retention and Motivation Agreement (ERMA). Under the Amended ERMA, Mr. Reidy was entitled to various payments and benefits upon a “change in control” of our company and upon an “involuntary termination” of Mr. Reidy’s employment by us within twelve months after the change in control.

The Amended ERMA provided that upon a change in control, Mr. Reidy’s annual cash bonus award would be fixed and guaranteed at his target level, and payment of that bonus would be made on a pro-rata basis with respect to the elapsed part of the relevant fiscal year. In addition, upon a change in control, all of Mr. Reidy’s outstanding unvested options and restricted equity would fully accelerate, unless the acquirer assumed all options and restricted equity.

Upon involuntary termination of Mr. Reidy’s employment within twelve months following a change in control, all of Mr. Reidy’s remaining outstanding options and restricted equity would automatically vest, Mr. Reidy would be entitled to receive a lump sum payment equal to fifteen months of his total target compensation, and Mr. Reidy’s benefits in effect as of the date of the involuntary termination (such as medical, dental and vision) would continue for fifteen months.

For purposes of the Amended ERMA, a “change of control” is defined as the occurrence of any one of the following events: (1) any person becoming the beneficial owner (as defined in the Exchange Act) of 50% or more of the total voting power of our outstanding stock; (2) certain changes in a majority of our Board of Directors; (3) certain mergers or consolidations of our company with another entity; or (4) the sale of all or substantially all of our assets. The definition of “involuntary termination” was identical to the corresponding definition in Mr. Reidy’s severance agreement.

In the event that any amounts provided for under the Amended ERMA or otherwise payable to Mr. Reidy would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr. Reidy would be entitled to receive either full payment of the benefits under the ERMA or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to Mr. Reidy.

Upon termination of Mr. Reidy’s employment on December 9, 2011, Mr. Reidy’s Amended ERMA automatically terminated.

Executive Severance Agreements

On November 30, 2011, we entered into Executive Severance Agreements with our executive officers, including Messrs. Wagner, Larsen, Goodson and Bates. These executive severance agreements provide each executive officer with certain payments and benefits upon an “Involuntary Termination” (as defined below) of employment. Except as noted below, each of these executive severance agreements contains essentially identical terms.

Each executive severance agreement provides that upon Involuntary Termination and the execution of a standard release of claims, such executive officer will be entitled to receive the following severance and other benefits: (a) the payment of cash severance equal to twelve months of total target cash compensation as of the date of termination, which will be paid over twelve months, (b) the continuation, for a period of twelve months, of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to termination, and (c) in the case of Messrs. Wagner, Goodson and Bates, twenty-four months of acceleration of unvested stock options and RSUs, and in the case of Mr. Larsen, twelve months of acceleration of unvested stock options and restricted stock units. Severance payments and benefits upon any Involuntary Termination within twelve months following a change in control would be governed by the Employee Retention and Motivation Agreement described below.

An “Involuntary Termination” is defined in each agreement as either a termination of employment by us other than for “Cause” (as defined in the executive severance agreements), disability or death or a termination by the executive officer as a result of certain events occurring without his consent such as an assignment to him of duties which is materially inconsistent with his position prior to the assignment, a significant reduction of his duties or the removal of such executive officer from such position, a material reduction in such executive officer’s base salary or target bonus, a relocation of such executive officer to a facility or location more than fifty miles from his then present location or our material breach of the severance agreement.

Each executive severance agreement also includes non-competition, non-disparagement and related covenants. The non-competition covenant will be in effect for one year following the termination of employment.

Each executive severance agreement will expire on August 1, 2013, except that the expiration of the agreement will not affect the obligations of the parties on account of a termination of employment occurring prior to August 1, 2013. Upon expiration of the executive severance agreements, the executive officers will thereafter be subject to the severance plan, if any, then applicable to members of our Executive Committee upon an Involuntary Termination.

The terms of the executive severance agreements generally reflect the severance and benefits payable to executive officers under the company-wide severance guidelines we previously adopted, except that the acceleration of vesting of stock options and restricted stock units is twelve (12) months under those guidelines.

Mr. Wagner’s Amended Executive Severance Agreement

On March 23, 2012, Mr. Wagner’s employment terminated and, in connection with an amendment to his executive severance agreement we entered into with Mr. Wagner upon termination, the vesting of all stock options that would have otherwise vested during the thirteen months following the date of termination and the vesting of 30,999 RSUs were accelerated. The severance and other benefits provided to Mr. Wagner upon his termination of employment are as set forth in his executive severance agreement, as described above.

Other Employee Retention and Motivation Agreements

In addition to the agreement with Mr. Reidy, we have entered into an ERMA with each of the other named executive officers. Each agreement provides for certain payments and benefits upon a change of control (as defined in the agreement) of our company and/or upon an involuntary termination (as defined in the agreement) of the executive officer’s employment by the company within twelve months of a change of control.

Under these agreements, upon a change of control, each executive officer’s annual cash bonus award will be fixed and guaranteed at his respective target level. Payment of this bonus will immediately occur on a pro-rata basis with respect to the elapsed part of the relevant fiscal year. In addition, upon a change of control, all outstanding unvested options and restricted equity of the executive officer will fully accelerate, unless the acquirer assumes all such options and restricted equity. Upon involuntary termination of the executive officer within twelve months following a change of control, all remaining outstanding options and restricted equity of the executive officer will automatically become vested, the executive officer will be entitled to receive a lump sum payment equal to fifteen months of his total target compensation, and his benefits will continue for fifteen months.

For purposes of these agreements, a “change of control” is defined as the occurrence of any one of the following events: (1) any person becoming the beneficial owner (as defined in the Exchange Act) of 50% or more of the total voting power of our outstanding stock; (2) certain changes in a majority of our Board of Directors; (3) certain mergers or consolidations of our company with another entity; (4) the liquidation of our company; or (5) the sale of all or substantially all of our assets.

An “involuntary termination” is defined as: (1) the assignment to the executive of any duties or the significant reduction of his duties, either of which is materially inconsistent with his position and responsibilities in effect immediately prior to such assignment, or the removal of the executive from such position and responsibilities, which is not effected for disability or for “cause” (as defined in the agreement); (2) a material reduction in the base salary and/or bonus of the executive as in effect immediately prior to such reduction; (3) a material reduction in the kind or level of employee benefits to which the executive is entitled immediately prior to such reduction with the result that the executive’s overall benefit package is significantly reduced; (4) the relocation of the executive to a facility or a location more than 50 miles from the executive’s then present location; (5) any purported termination of the executive by us which is not effected for death or disability or for cause, or any purported termination for cause for which the grounds relied upon are not valid; or (6) our failure to obtain, on or before a change of control, the assumption of the terms of the agreement by any successor.

“Cause” is defined as: (1) any act of personal dishonesty taken by the executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the executive; (2) the conviction of a felony; (3) a willful act by the executive which constitutes gross misconduct and which is injurious to our company; and (4) continued violations by the executive of his obligations as an employee of our company which are demonstrably willful and deliberate on his part after written demand for performance by us.

In the event that any amounts provided for under these agreements or otherwise payable to the executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, the executive would be entitled to receive either full payment of the benefits under the agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to the executive officer. The agreements do not require the company to provide any tax gross-up payments.

Estimate of Severance and Change in Control Benefits

The following tables indicate the estimated payments and benefits that:

•

Mr. Reidy would have received under his amended severance agreement and Amended ERMA assuming that the change of control of our company and/or termination of his employment occurred at November 30, 2011; and

•

each of Messrs. Wagner, Larsen and Goodson and Dr. Bates would have received under their respective executive severance agreement and ERMA assuming that the change of control of our company and/or termination of his employment occurred at November 30, 2011.

These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officer, which would only be known at the time that he becomes entitled to such payment.

Circumstances of Termination or Event

Name	Involuntary Termination (1)	Change of Control Only (2)	Involuntary Termination Within 12 Months Following Change of Control
Richard D. Reidy
Cash Severance	$1,200,000	$0	$750,000
Pro Rata Bonus	1,200,000	600,000	750,000
Stock Options	768,251	0	851,620
RSUs	1,798,325	0	1,938,552
Benefits (3)	41,441	0	18,546

Total	$5,008,017	$600,000	$4,308,718

Charles F. Wagner, Jr.
Cash Severance	$450,000	$0	$562,500
Pro Rata Bonus	300,000	300,000	375,000
Stock Options	0	0	0
RSUs	1,351,203	0	1,398,747
Benefits (3)	14,050	0	17,562

Total	$2,115,253	$300,000	$2,353,809

Christopher A. Larsen
Cash Severance	$400,000	$0	$500,000
Pro Rata Bonus	350,000	350,000	437,500
Stock Options	67,903	0	196,422
RSUs	370,734	0	580,545
Benefits (3)	14,897	0	18,622

Total	$1,203,534	$350,000	$1,733,089

John P. Goodson
Cash Severance	$305,000	$0	$381,250
Pro Rata Bonus	195,000	195,000	243,750
Stock Options	144,298	0	153,418
RSUs	488,880	0	524,528
Benefits (3)	14,897	0	17,562

Total	$1,148,075	$195,000	$1,320,508

John Bates
Cash Severance	$335,000	$0	$418,750
Pro Rata Bonus	165,000	165,000	206,250
Stock Options	129,715	0	138,835
RSUs	478,023	0	501,795
Benefits (3)	14,015	0	17,519

Total	$1,121,753	$165,000	$1,283,149

(1)	The amounts shown in the first column, with respect to stock options and RSUs, represent the value of certain unvested options and RSUs becoming fully vested and are calculated using the exercise price for each unvested stock option and the closing stock price of our common stock on November 30, 2011, which was $20.37.

(2)

In the event of a change of control, there is no accelerated vesting of options or RSUs provided that the acquirer assumes all existing, outstanding stock options and RSUs of the individual. These tables have been prepared under that assumption. However, if the acquirer does not assume all existing, outstanding stock options and RSUs of the individual, all unvested stock options and RSUs become fully vested and the value indicated in the third column would apply upon a change of control. The amounts shown in the third column are calculated using the exercise price for each unvested stock option and the closing stock price of our common stock on November 30, 2011, which was $20.37.

(3)	Represents the estimated value (based on the cost as of November 30, 2011) of continuing benefits (medical, dental and vision) for:

•	twenty four months in the case of an involuntary termination of Mr. Reidy’s employment other than in nconnection with a change in control;
•	twelve months in the case of an involuntary termination of employment of Messrs. Wagner, Larsen and Goodson and Dr. Bates, other than in connection with a change in control; and
•	fifteen months, in the case of the third column.

INFORMATION ABOUT PROGRESS SOFTWARE COMMON STOCK OWNERSHIP

The following table sets forth certain information regarding beneficial ownership as of the record date:

•	by each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;
•	by each director of our company;
•	by each of the named executive officers and
•	by all directors and executive officers of our company as a group.

	Amount and Nature of Beneficial Ownership

Name and Address of Beneficial Owner (1)	Number	Percent
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	5,646,146	9.0%
T. Rowe Price Associates, Inc. (3) 100 East Pratt Street Baltimore, MD 21202	4,747,690	7.6%
FMR LLC, Edward C. Johnson 3d (4) 82 Devonshire Street Boston, MA 02109	3,963,461	6.3%
The Vanguard Group, Inc. (5) 1000 Vanguard Blvd. Malvern, PA 19355	3,585,408	5.7%
Artisan Partners Holdings LP (6) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	3,351,223	5.3%
Starboard Value LP (7) 830 Third Avenue, 3rd floor New York, NY 10022	3,235,000	5.2%
Praesidium Investment Management Company, LLC (8) 747 Third Avenue, 35th floor New York, NY 10017	3,201,221	5.1%
John Bates (9)	110,844	*
Jay H. Bhatt (10)	50,000	*
Barry N. Bycoff (11)	120,918	*
John R. Egan (12)	18,050	*
John P. Goodson (13)	154,861	*
Ram Gupta (14)	5,880	*
Charles F. Kane (15)	97,253	*
David A. Krall (16)	73,115	*
Christopher A. Larsen (17)	161,646	*
Michael L. Mark (18)	355,144	*
Philip M. Pead (19)	57,541	*
Richard D. Reidy (20)	828,390	1.3%
Charles F. Wagner (21)	137,728	*
All executive officers and directors as a group (19 persons) (22)	2,512,381	3.9%

*	Less than 1%

(1)	All persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the other information contained in the footnotes to this table. Unless otherwise noted the address of such person is c/o Progress Software Corporation, 14 Oak Park, Bedford, Massachusetts 01730.

(2)	Derived from Schedule 13G/A filed on February 10, 2012. The Schedule 13G/A reported that BlackRock, Inc. had sole voting power and sole dispositive power with respect to all shares reported.

(3)	Derived from Schedule 13G/A filed on February 13, 2012. The Schedule 13G/A reported that T. Rowe Price held sole voting power over 1,109,540 shares and sole dispositive power over 4,747,690 shares. According to the Schedule 13G/A, these shares are owned by various individual and institutional investors which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, T. Rowe Price is deemed to be a beneficial owner of these shares. However, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of these shares.

(4)	Derived from Schedule 13G/A filed on February 14, 2012. The Schedule 13G/A reported the following:

•

Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,723,159 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

•	Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,723,159 shares owned by the funds.

•

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

•

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

•

Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,100 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares.

•

Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 1,100 shares and sole power to vote or to direct the voting of 1,100 shares owned by the institutional accounts or funds advised by PGALLC as reported above.

•

Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,228,602 shares as a result of its serving as investment manager of institutional accounts owning such shares.

•

Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 1,228,602 shares and sole power to vote or to direct the voting of 1,143,002 shares owned by the institutional accounts managed by PGATC as reported above.

•

FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 10,600 shares.

•

Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals

(5)	Derived from Schedule 13G filed on February 9, 2012. The Schedule 13G reported that The Vanguard Group held sole voting power over 96,734 shares, sole dispositive power over 3,488,674 shares and shared dispositive power over 96,734 shares.

(6)	Derived from Schedule 13G filed on February 7, 2011. The Schedule 13G reported the following:

•

Artisan Partners Limited Partnership (“Artisan Partners”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,351,223 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

•	Artisan Investments GP LLC, the sole general partner of Artisan Partners, is deemed to be the beneficial owner of 3,351,223 shares.

•	Artisan Partners Holdings LP (“Artisan Holdings”), the sole limited partner of Artisan Partners, is deemed to be the beneficial owner of 3,351,223 shares.

•	Artisan Investment Corporation (“Artisan Corp.”), the sole general partner of Artisan Holdings, is deemed to be the beneficial owner of 3,351,223 shares.

•	ZFIC, Inc. (“ZFIC”), the sole stockholder of Artisan Corp., is deemed to be the beneficial owner of 3,351,223 shares.

•	Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC, are deemed to be the beneficial owners of 3,351,223 shares.

The Schedule 13G reported shared voting power over 3,204,823 shares and shared dispositive power over 3,351,223 shares.

(7)	Derived from Schedule 13D filed on January 30, 2012.

•

Starboard Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Starboard V&O Fund”), is the beneficial owner of 1,784,358 shares. Starboard V&O Fund had sole power to vote and to dispose of 1,784,358 shares.

•

Starboard Value and Opportunity S LLC, a Delaware limited liability company (“Starboard LLC”), is the beneficial owner of 604,951 shares. Starboard LLC had sole power to vote and to dispose of 604,951 shares.

•

Starboard Value LP (“Starboard Value LP”), as the investment manager of Starboard V&O Fund and of a certain managed account (the “Starboard Value LP Account”) and the manager of Starboard LLC, is deemed to be the beneficial owner of 3,235,000 shares. Starboard Value LP had sole power to vote and to dispose of 3,235,000 shares.

•

Starboard Value GP LLC (“Starboard Value GP”), as the general partner of Starboard Value LP, is deemed to be the beneficial owner of 3,235,000 shares. Starboard Value GP had sole power to vote and to dispose of 3,235,000 shares.

•

Starboard Principal Co LP (“Principal Co”), as a member of Starboard Value GP, is deemed to be the beneficial owner of 3,235,000 shares. Principal Co had sole power to vote and to dispose of 3,235,000 shares.

•

Starboard Principal Co GP LLC (“Principal GP”), as the general partner of Principal Co, is deemed to be the beneficial owner of 3,235,000 shares. Principal GP had sole power to vote and to dispose of 3,235,000 shares.

•

Jeffrey C. Smith, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, is deemed to be the beneficial owner of 3,235,000 shares. Smith had sole power to vote and to dispose of 3,235,000 shares.

•

Mark Mitchell, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, is deemed to be the beneficial owner of 3,235,000 shares. Mitchell had sole power to vote and to dispose of 3,235,000 shares.

•

Peter A. Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, is deemed to be the beneficial owner of 3,235,000 shares. Feld had sole power to vote and to dispose of 3,235,000 shares.

(8)	Derived from Schedule 13D/A filed on March 14, 2012. The Schedule 13D/A reported that Praesidium, in its capacity as investment manager to certain managed accounts and investment fund vehicles on behalf of investment advisory clients, has sole power to vote 3,069,556 shares and sole power to dispose of 3,272,237 shares. Kevin Oram and Peter Uddo, as managing members of Praesidium, may be deemed to control Praesidium.

(9)	Includes 94,766 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 23, 2012 and 5,166 shares issuable upon vesting of RSUs that will vest within 60 days of March 23, 2012.

(10)	Includes 50,000 shares issuable upon vesting of RSUs that will vest within 60 days of March 23, 2012.

(11)	Includes 72,378 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 23, 2012 and 16,420 fully vested deferred stock units.

(12)	Includes 9,608 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 23, 2012 and 901 fully vested deferred stock units.

(13)	Includes 145,255 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 23, 2012 and 5,150 shares issuable upon vesting of RSUs that will vest within 60 days of March 23, 2012.

(14)	Includes 1,250 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 23, 2012 and 4,630 fully vested deferred stock units.

(15)	Includes 56,705 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 23, 2012 and 19,483 fully vested deferred stock units.

(16)	Includes 46,503 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 23, 2012 and 5,547 fully vested deferred stock units.

(17)	On January 9, 2012, Mr. Larsen’s employment with our company terminated. Included in Mr. Larsen’s total beneficial ownership are 137,732 shares issuable upon the exercise of outstanding and vested options as of January 9, 2012.

(18)	Includes 213,769 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 23, 2012 and 7,110 fully vested deferred stock units.

(19)	Includes 15,069 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 23, 2012 and 2,410 fully vested deferred stock units.

(20)	On December 9, 2011, Mr. Reidy’s employment with our company terminated. Included in Mr. Reidy’s total beneficial ownership are 775,891 shares issuable upon the exercise of outstanding and vested options as of December 9, 2011.

(21)	On March 23, 2012, Mr. Wagner’s employment with our company terminated. Included in Mr. Wagner’s total beneficial ownership are 104,048 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 23, 2012.

(22)	Includes 1,963,233 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 23, 2012, 142,223 shares issuable upon vesting of RSUs that will vest within 60 days of March 23, 2012 and 56,501 fully vested deferred stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. These reporting persons are required by regulations of the SEC to furnish us with copies of all such filings. Based solely on a review of the copies of such forms that we have received, and on written representations from certain reporting persons, we believe that, with respect to the fiscal year ended November 30, 2011, our directors, officers and 10% shareholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the Audit Committee Charter, which can be found at www.progress.com, the Audit Committee is responsible for the review and approval of related person transactions. A related person is a director, executive officer, nominee for director or certain shareholders of our company since the beginning of the last fiscal year and their respective immediate family members. A related person transaction is a transaction involving: (1) our company and any related person when the amount involved exceeds $120,000, and (2) the related person has a material direct or indirect interest.

We identify transactions for review and approval through our Code of Conduct which can be found at www.progress.com. The Code of Conduct requires our employees to disclose any potential or actual conflicts of interest to his or her manager, our human resources department or our Chief Compliance Officer. This disclosure also applies to potential conflicts involving immediate family members of employees. Each year we require our directors and executive officers to complete a questionnaire intended to identify any transactions or potential transactions that must be reported according to SEC rules and regulations. This questionnaire also requires our directors and executive officers to promptly notify us of any changes during the course of the year.

Transactions with Related Persons

We have a contract with Salesforce.com, pursuant to which we purchased software and services relating to Salesforce.com’s customer relationship management product, through which we record, track, manage, analyze and share information regarding our sales, customer service and support, and marketing operations. During fiscal year 2011, we paid approximately $2,472,621 to Salesforce.com. Craig Conway, the brother of Gary Conway, our Senior Vice President and Chief Marketing Officer, is a member of the Board of Directors of Salesforce.com. We entered into the contract with Salesforce.com prior to Mr. Conway joining our company.

We did not engage in any other transactions or series of similar transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest.

OTHER MATTERS

Our Board of Directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed as proxies for the meeting intend to vote the shares represented by that proxy in accordance with their best judgment on such matters.

PROPOSALS OF SHAREHOLDERS FOR 2013 ANNUAL MEETING

We anticipate that our 2013 Annual Meeting of Shareholders will be held on or about April 25, 2013. Proposals of shareholders intended to be presented at the 2013 annual meeting must, in order to be included in our proxy statement and the form of proxy for the 2013 annual meeting, be received at our principal executive offices by December 21, 2012.

Under our by-laws, any shareholder intending to present any proposal (other than a proposal made by, or at the direction of, our Board of Directors) at the 2013 annual meeting, must give written notice of that proposal (including certain information about any nominee or matter proposed and the proposing shareholder) to our Secretary not later than the close of business on the 90th day (March 2, 2013) nor earlier than the close of business on the 120th day (January 31, 2013) prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.

EXPENSES OF SOLICITATION

We will bear the cost of solicitation of proxies. We have retained MacKenzie Partners, Inc. to aid in soliciting proxies for a fee estimated not to exceed $250,000 plus expenses. We have agreed to indemnify MacKenzie Partners against certain liabilities arising under the federal securities laws. MacKenzie Partners has informed us that it intends to employ approximately 25 persons to solicit proxies. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by our directors, officers, and other employees who will receive no additional compensation therefor. Annex A sets forth information relating to our directors, nominees, executive officers and employees who are considered “participants” in our solicitation under SEC rules. Our expenses related to the solicitation (in excess of those normally spent for an annual meeting with an uncontested director election and excluding salaries and wages of our regular employees and officers) currently are expected to be approximately $2,000,000 of which approximately $500,000 has been spent to date.

In addition to soliciting shareholders by mail, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs in forwarding proxy materials to the beneficial owners of shares held of record by them.

AVAILABLE INFORMATION

Shareholders of record on March 23, 2012 will receive with this proxy statement a copy of our 2011 Annual Report on Form 10-K, containing detailed financial information concerning our company. Our 2011 Annual Report on Form 10-K is also available on-line from the SEC’s EDGAR database at the following address: www.sec.gov/cgi-bin/srch-edgar?progress+software

We will furnish our 2011 Annual Report on Form 10-K, including the financial statements, free of charge upon written request. The exhibits to the 2011 Annual Report on Form 10-K not included in the proxy materials are available electronically at www.sec.gov. Written requests should be directed to our Secretary at the address above. Our 2011 Annual Report on Form 10-K (including exhibits thereto) is also available on our website at www.progress.com.

PROGRESS SOFTWARE CORPORATION

2012 ANNUAL MEETING OF SHAREHOLDERS

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Directions from Logan International Airport (BOS)

Head southeast. Keep left at the fork, follow signs for I-90 W/I-93 S/Williams Tunnel/Mass Pike and merge onto I-90 W. Take exit 25 toward S Boston. Slight right onto B St . Turn left onto Seaport Blvd. Take the 3rd right onto Atlantic Ave. Turn left onto State St.

Directions from the North traveling South on Rte. 93

From Points North Via I-93 South: Follow I-93 South into Boston. Take Exit #24A -Government Center. Left at the first traffic light onto Surface Road. Follow Surface to the third set of lights and turn right onto State Street. 53 State Street/Exchange Place will be on the left.

Directions from the South traveling North on Rte. 93

From Points South Via I-93 North: Follow I-93 North and take Exit #23-Government Center. Stay left off the exit following signs for Faneuil Hall. At the traffic light at the end of the off ramp, turn left onto Surface Road. Follow Surface Road to the fourth set of lights and turn right onto State Street. 53 State Street/Exchange Place will be on the left.

Directions from the West traveling the Massachusetts Turnpike (Interstate 90)

From Points West Via I-90 East (Massachusetts Turnpike): Follow I-90 (Mass Pike) East to Exit #24B and merge onto I-93 North. Follow I-93 North and take Exit #23-Government Center. Stay left of the exit following signs for Faneuil Hall. At the traffic light at the end of the off ramp, turn left onto Surface Road. Follow Surface Road to the fourth set of traffic lights and turn right onto State Street. 53 State Street/Exchange Place will be on the left.

Parking

75 State Street Garage

One Post Office Square Parking

Public Transportation

Subway

Massachusetts Bay Transportation Authority (MBTA)

Station: State

Annex A

INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED PARTICIPANTS IN

PROGRESS SOFTWARE’S SOLICITATION OF PROXIES

The following sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, director nominees and executive officers of Progress Software Corporation who, under SEC rules, may be deemed to be “participants” in our solicitation of proxies from our shareholders in connection with the 2012 Annual Meeting of Shareholders.

Directors and Nominees

The following table sets forth the names and business addresses of our current directors and nominees. The principal occupation or employment of each director or nominee who may be deemed to be a participant is set forth in the section of this proxy statement entitled “Election of Directors.”

Name	Business Address
Jay H. Bhatt	Progress Software Corporation 14 Oak Park Bedford, Massachusetts 01730
Barry N. Bycoff	Progress Software Corporation 14 Oak Park Bedford, Massachusetts 01730
John R. Egan	Egan Managed Capital 116 Flanders Road Westborough, Massachusetts 01581
Ram Gupta	Progress Software Corporation 14 Oak Park Bedford, Massachusetts 01730
Charles F. Kane	Progress Software Corporation 14 Oak Park Bedford, Massachusetts 01730
David A. Krall	Progress Software Corporation 14 Oak Park Bedford, Massachusetts 01730
Michael L. Mark	Progress Software Corporation 14 Oak Park Bedford, Massachusetts 01730
Philip M. Pead	Allscripts Health Solutions 3 Ravinia Dr., Suite 800 Atlanta, Georgia 30346

Executive Officers and Other Employees

The principal occupations of our executive officers and other employees who may be deemed “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with our company and the business address is Progress Software Corporation, 14 Oak Park, Bedford, Massachusetts 01730.

Name	Position
Jay H. Bhatt	President and Chief Executive Officer and Director
Joseph A. Andrews	Senior Vice President, Human Resources
Antonio J. Aquilina	Senior Vice President, Strategy and Corporate Development
John Bates	Executive Vice President and Chief Technology Officer
John P. Goodson	Senior Vice President, Products
Craig Newfield	Senior Vice President and General Counsel
Andrew E. Zupsic	Senior Vice President, Global Field Operations
Thomas A. Barth	Vice President, Investor Relations

Information Regarding Ownership of Our Securities by Participants

Except as described in this Annex A, or as otherwise indicated in the “Information About Progress Software Common Stock Ownership” section of this proxy statement, none of the persons listed above under “Directors and Nominees” and “Executive Officers and Other Employees” owns any of our securities of record but not beneficially. Except as described in this Annex A, the number of shares of our common stock held by directors, nominees and the named executive officers as of March 23, 2012, is set forth in the “Information About Progress Software Common Stock Ownership” section of this proxy statement. Andrew E. Zupsic, our Senior Vice President, Global Field Operations, joined our company on April 2, 2012 and did not beneficially own any shares of our common stock on March 23, 2012. Thomas A. Barth, our Vice President, Investor Relations, beneficially owned 4,860 shares of our common stock as of March 23, 2012, including 2,762 shares issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of March 23, 2012.

Information Regarding Transactions in Our Securities by Participants

The following table sets forth purchases and sales during the past two years of shares of our common stock by the persons listed above under “Directors and Nominees” and “Executive Officers and Other Employees”. Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

Name	Date	Purchase/(Sale) of Common Stock (number of shares)*	Transaction Type
Joseph Andrews	4/22/2010	24,000	(3)
	4/22/2010	(25,874)	(9)
	4/27/2010	8,000	(1)
	6/30/2010	282	(7)
	10/1/2010	(636)	(8)
	11/18/2010	879	(3)
	11/18/2010	(879)	(9)
	11/19/2010	18,121	(3)
	11/19/2010	(18,121)	(9)
	3/31/2011	30,624	(3)
	3/31/2011	(30,624)	(9)
	3/31/2011	2,145	(7)
	4/1/2011	(955)	(8)
	4/28/2011	5,600	(1)
	10/1/2011	(1,250)	(8)
	10/25/2011	8,250	(3)
	10/25/2011	(8,250)	(9)
	10/27/2011	(3,045)	(9)
	4/2/2012	(1,324)	(8)
Antonio Aquilina	1/16/2012	16,000	(1)
Thomas Barth	4/28/2011	3,200	(1)
	9/30/2011	433	(7)
	10/11/12011	(341)	(8)
	10/14/2011	5,000	(1)
	12/31/2011	433	(7)
	4/1/2012	(447)	(8)
John Bates	4/27/2010	9,600	(1)
	10/11/2010	(5,163)	(9)
	2/14/2011	19,737	(3)
	2/14/2011	(19,737)	(9)
	3/31/2011	2,145	(7)
	4/15/2011	5,000	(3)
	4/15/2011	(9,002)	(9)
	4/28/2011	7,000	(1)
	10/1/2011	(1,642)	(8)
	10/14/2011	10,000	(1)
	1/24/2012	35,000	(3)
	1/24/2012	(35,000)	(9)
	4/2/2012	(1,639)	(8)

Name	Date	Purchase/(Sale) of Common Stock (number of shares)*	Transaction Type
Jay Bhatt	12/5/2011	200,000	(1)
	4/2/2012	(16,653)	(8)
Barry Bycoff	5/12/2010	(6,388)	(8)
	10/27/2010	(4,980)	(8)
	12/27/2010	(6,000)	(5)
	1/6/2011	(2,234)	(9)
	1/7/2011	(25,378)	(9)
	4/27/2011	(6,184)	(8)
	4/27/2011	562	(10)
	10/14/2011	4,824	(10)
John Egan	10/14/2011	7,263	(6)
John Goodson	4/27/2010	7,200	(1)
	9/30/2010	72	(7)
	11/18/2010	4,293	(3)
	11/18/2010	(4,293)	(9)
	4/1/2011	(1,105)	(8)
	4/4/2011	3,001	(3)
	4/4/2011	(5,406)	(9)
	4/28/2011	10,500	(1)
	6/30/2011	2,145	(7)
	7/8/2011	(2,145)	(9)
	10/1/2011	(1,673)	(8)
	10/6/2011	(3,477)	(9)
	10/14/2011	10,000	(1)
	10/28/2011	3,876	(3)
	10/28/2011	(3,876)	(9)
	4/2/2012	(1,673)	(8)
Ram Gupta	4/27/2010	2,814	(10)
	10/15/2010	2,491	(10)
	12/28/2010	(2)	(9)
	12/29/2010	10,802	(3)
	12/29/2010	(19,378)	(9)
	12/30/2010	22,731	(3)
	12/30/2010	(22,731)	(9)
	12/31/2010	2,269	(3)
	12/31/2010	(2,269)	(9)
	4/28/2011	3,374	(10)
	5/2/2011	3,126	(3)
	5/2/2011	(3,126)	(4)
	5/4/2011	(3,374)	(4)
	6/1/2011	625	(3)
	6/1/2011	(625)	(4)
	7/1/2011	625	(3)
	7/1/2011	(625)	(4)
	8/1/2011	625	(3)
	8/1/2011	(625)	(4)
	9/1/2011	625	(3)
	9/1/2011	(625)	(4)
	10/3/2011	625	(3)

Name	Date	Purchase/(Sale) of Common Stock (number of shares)*	Transaction Type
	10/3/2011	(625)	(4)
	10/14/2011	4,824	(10)
	10/19/2011	(4,824)	(4)
	12/1/2011	625	(3)
	12/1/2011	(625)	(4)
	10/3/2011	625	(3)
	10/3/2011	(625)	(4)
	1/3/2012	625	(3)
	1/3/2012	(625)	(4)
	2/1/2012	625	(3)
	2/1/2012	(625)	(4)
	3/1/2012	625	(3)
	3/1/2012	(625)	(4)
Charles Kane	4/27/2010	2,814	(10)
	10/15/2010	2,491	(10)
	4/25/2011	26,293	(3)
	4/25/2011	(26,293)	(9)
	4/28/2011	3,374	(10)
	10/14/2011	4,824	(10)
David Krall	4/27/2010	2,814	(10)
	10/15/2010	2,491	(10)
	4/26/2011	12,954	(3)
	4/26/2011	(12,954)	(9)
	4/27/2011	10,162	(3)
	4/27/2011	(10,162)	(9)
	4/28/2011	3,374	(10)
	10/14/2011	4,824	(10)
Michael Mark	9/20/2010	5,000	(3)
	12/23/2010	(19,930)	(9)
	3/31/2011	(12,000)	(9)
	4/1/2011	(8,000)	(9)
	8/4/2011	7,500	(3)
	10/3/2011	12,000	(3)
	1/5/2012	14,250	(3)
Craig Newfield	9//2011	3,000	(2)
	10/14/2011	15,000	(1)
	4/2/2012	(793)	(8)
Philip Pead	10/14/2011	14,472	(6)
	1/11/2012	28,000	(2)

*	We completed a 3-for-2 stock split on January 28, 2011. The share amounts in this column with respect to transactions prior to that date have not been adjusted to reflect the stock split.

(1)	Acquired – Restricted stock unit grant

(2)	Acquired – Open market purchase

(3)	Acquired – Option exercise

(4)	Disposed – Open market sale pursuant to Rule 10b5-1 plan

(5)	Disposed – Gift

(6)	Acquired – Deferred stock unit grant

(7)	Acquired – Purchase through employee stock purchase plan

(8)	Disposed – Shares withheld to satisfy tax withholding obligations in connection with the vesting of restricted stock unit awards. Vesting occurred with respect to: (a) for Mr. Andrews, 2,000 shares on each of October 1, 2010 and April 1, 2011 and 2,933 shares on each of October 1, 2011 and April 2, 2012; (b) for Mr. Bates, 3,833 shares on each date; (c) for Mr. Bhatt, 50,000 shares; (d) for Mr. Bycoff, 20,000 shares on May 12, 2010 and 12,895 shares on each other date; (e) for Mr. Goodson, 2,266 shares on April 1, 2011 and 4,016 shares on each other date; (f) for Mr. Newfield, 2,500 shares; and (g) for Mr. Barth, 533 shares on October 1, 2011 and 699 shares on April 1, 2012.

(9)	Disposed – Open market sale

(10)	Acquired – Director compensation

Miscellaneous Information Concerning Participants

Except as described in this Annex A or otherwise disclosed in this proxy statement, no person listed above under “Directors and Nominees” and “Executive Officers and Other Employees” or any of his “associates” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of Progress Software or any of its subsidiaries. Furthermore, except as described in this Annex A or otherwise disclosed in this proxy statement, no such person or any of his associates is either a party to any transaction or series of similar transactions since January 1, 2011, or any currently proposed transaction or series of similar transactions (1) to which Progress Software or any of its subsidiaries was or is to be a party, (2) in which the amount involved exceeds $120,000 and (3) in which such person or associate had or will have a direct or indirect material interest.

Except as described in this Annex A or otherwise disclosed in this proxy statement, no person listed above under “Directors and Nominees” and “Executive Officers and Other Employees” or any of his associates has entered into any arrangement or understanding with any person with respect to (1) any future employment with Progress Software or its affiliates, or (2) any future transactions to which Progress Software or any of its affiliates will or may be a party. Except as described in this Annex A or otherwise disclosed in this proxy statement, there are no contracts, arrangements or understandings by any of the persons listed under “Directors and Nominees” and “Executive Officers and Other Employees” within the past year with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex A or otherwise disclosed in this proxy statement, no persons listed under “Directors and Nominees” and “Executive Officers and Other Employees” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2011 Annual Meeting of Shareholders (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interests).

Annex B

PROGRESS SOFTWARE CORPORATION

1991 EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated 4 April 2012)

1.	PURPOSE

The Progress Software Corporation Employee Stock Purchase Plan (the “Plan”) is intended to provide a method whereby employees of Progress Software Corporation (the “Company”) will have an opportunity to acquire an ownership interest (or increase an existing ownership interest) in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	DEFINITIONS

(a)

“Eligible Compensation” for purposes of the Plan means: (i) with respect to individuals who are hourly employees, base salary plus payments for overtime and bonuses or (ii) with respect to individuals who are salaried employees, base salary plus sales commissions and bonuses. Eligible Compensation shall not include any deferred compensation other than contributions by an individual through a salary reduction agreement to a cash or deferred plan pursuant to Section 401(k) of the Code or to a cafeteria plan pursuant to Section 125 of the Code.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Committee” means the Compensation Committee of the Board.

(d)	“Common Stock” means the common stock, $.01 par value per share, of the Company.

(e)	“Company” shall also include any subsidiary of Progress Software Corporation designated as a participant in the Plan by the Board, unless the context otherwise requires.

(f)	“Employee” means any person who is customarily employed at least 20 hours per week and more than five months in a calendar year by (i) the Company or (ii) any subsidiary corporation.

(g)	“Subsidiary Corporation” shall mean any present or future corporation which is or would constitute a “subsidiary corporation” as that term is defined in Section 424(f) of the Code.

3.	ELIGIBILITY

(a)

Participation in the Plan is completely voluntary. Participation during any one or more of the Offering Periods, as hereafter defined, under the Plan shall neither limit, nor require, participation during any other Offering Period.

(b)

Each Employee of the Company and its Subsidiary Corporations shall be eligible to participate in the Plan on any Offering Period commencement date, as hereafter identified, following the completion of three months of continuous service with the Company and/or its Subsidiary Corporations; provided, however, that no Employee shall be granted an option under the Plan:

(i)

if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Corporation; for purposes of this Paragraph the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee; or

(ii)

which permits his/her rights to purchase stock under all Section 423 employee stock purchase plans of the Company and its Subsidiary Corporations to exceed US $25,000 of the fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding; for purposes of this Paragraph, the rules of Section 423 (b)(8) of the Code shall apply.

4.	OFFERING PERIOD / EXERCISE PERIOD

The right to purchase stock hereunder shall be made available by a series of “Exercise Periods” during an “Offering Period” to employees eligible in accordance with Paragraph 3 hereof.

Offering Period. Each participant in the Plan will be enrolled in an Offering Period. An Offering Period has a duration of 27 consecutive months unless a participant: withdraws from the Plan, ceases to be an eligible employee, or is automatically transferred to a new Offering Period. Offering Periods commence on each of the following dates: January 1, April 1, July 1, or October 1.

Notwithstanding the foregoing, no Offering Period shall commence if at any time it is determined that the Company is not then lawfully permitted to offer, issue and sell shares of Common Stock in accordance with the terms of this Plan pursuant to an effective registration statement under the Securities Act of 1933, as amended. If an Offering Period cannot commence upon any date for the reason set forth above, an Offering Period may commence upon a date other than January 1, April 1, July 1 or October 1, and such Offering Period may be for a duration of less than 27 months. Any determination as to whether an Offering Period shall so commence on another date, and the duration of such Offering Period, shall be in the sole discretion of the Committee.

Exercise Period. Each 27-month Offering Period consists of nine consecutive Exercise Periods lasting three months each. Exercise Periods start on January 1, April 1, July 1, and October 1.

Exercise Date. During each 27-month Offering Period there will be nine Exercise Dates. An Exercise Date is the last date of each Exercise Period. Therefore, Exercise Dates will be as follows: March 31, June 30, September 30, and December 31.

Notwithstanding the foregoing and subject to Paragraph 22, in the event that, on any Exercise Date provided for herein, it is determined that the Company is not then lawfully permitted to offer, issue and sell shares of Common Stock in accordance with the terms of this Plan pursuant to an effective registration statement under the Securities Act of 1933, as amended, such Exercise Date shall be of no force or effect.

5.	PARTICIPATION

Any eligible employee may become a participant by completing a payroll deduction authorization form provided by the Company and filing it with their payroll department and the Plan administrator 20 days prior to an Offering Period commencement date.

A participant may be enrolled in only one Offering Period at a time. A participant will be re-enrolled automatically as a participant in future Offering Periods when an Offering Period in which such participant is currently enrolled ends, unless such participant withdraws from participation, is terminated or terminates employment, becomes ineligible to participate for any reason, or the Plan terminates.

6.	PAYROLL DEDUCTIONS

(a)

At the time a participant files his/her authorization for a payroll deduction, he/she shall specify a percentage of his/her Eligible Compensation to be deducted from his/her pay on each payday during any Offering Period in which he/she is a participant in the Plan. Such percentage shall be in increments of one percent (1%) up to a maximum percentage to be established for each Offering Period by the Committee.

(b)	Payroll deductions for participants shall commence on the Offering Period commencement date following the effective date of his/her authorization for such payroll deductions.

(c)

A participant may, at any time, reduce the percentage (but not below 1%) of his/her Eligible Compensation to be deducted on each payday that he/she participates in the Plan. A reduction in payroll deductions will be effective on the seventh business day following receipt of notice by the Company and will apply to the first full pay period commencing after such date.

(d)

A participant may, at any time, increase the percentage (but not above the maximum established by the Committee) of his/her Eligible Compensation to be deducted on each payday that he/she participates in the Plan. An increase in payroll deductions will be effective on the seventh business day following receipt of notice by the Company and will apply to the first full Exercise Period commencing after such date.

(e)	All payroll deductions made for a participant shall be credited to his/her account under the Plan. A participant may not make any separate cash payment into such account.

7.	GRANTING OF OPTION / EXERCISE PRICE

(a)

On the commencement date of each Offering Period, a participant in such Offering Period shall be deemed to have been granted an option to purchase on each Exercise Date during such Offering Period (at the per share exercise price) up to a number of shares of the Company’s Common Stock determined by dividing such participant’s payroll deductions accumulated during the applicable Exercise Period by eighty-five (85%) of the market value per share of the Company’s Common Stock on the Offering Period commencement date or on the Exercise Date, whichever is lower, provided that the number of shares subject to the option shall not exceed 200% of the number of shares determined by dividing 10% of the participant’s Eligible Compensation over the Offering Period (determined as of the Offering Period commencement date) by 85% of the market value per share of the Company’s Common Stock on the Offering Period commencement date, subject to the limitations set forth in Section 3 (b) and 12 hereof. The Market value per share of the Company’s Common Stock shall be determined as provided in Section 7(b) herein.

(b)

The exercise price per share to be paid for Common Stock purchased under the Plan shall be equal to the lower of 85% of the market value per share of the Common Stock on the first day of the Offering Period in which the Exercise Date falls, or 85% of the market value per share of the Common Stock on the Exercise Date. Market value per share of the Common Stock on a particular date is the closing price (or closing bid, if no sales were reported) of the Common Stock on the National Association of Securities Dealers Automated Quotation System, Inc. (“NASDAQ”), or, in the event the Common Stock is listed on a stock exchange, the market value per share shall be the closing price on such exchange, for that date, as reported in the Wall Street Journal. If a closing price is not available for a particular date, then the market value per share to be used for that date will be the closing stock price as of the last preceding trading day on the NASDAQ or a stock exchange for which a closing price is available. If the Common Stock is not listed on the NASDAQ or a stock exchange then the market value per share will be determined by the Committee.

For purpose of calculating the number of shares of Common Stock to be purchased with payroll deductions from participants outside of the United States, the Company will use the exchange rate published in the Wall Street Journal on the Exercise Date.

8.	EXERCISE OF OPTION

Unless a participant withdraws from the Plan or is terminated from participating in the Plan pursuant to paragraph 10 hereof, his/her option for the purchase of Common Stock will be deemed to have been exercised automatically on each Exercise Date for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his/her account at that time will purchase at the price of the Common Stock as determined in Paragraph 7 (b). Fractional shares will not be issued under the Plan and any excess funds in a participant’s account representing any fractional shares after Common Stock purchases made on each Exercise Date will be automatically carried forward to the next Exercise Period unless the participant elects, by written notice to their payroll department, to have the excess returned to him/her.

In the event that an Exercise Date is of no force or effect pursuant to the provisions of Paragraph 4 above, the automatic exercise described in this Paragraph shall occur on the next succeeding Exercise Date in such Offering Period that has not been determined to be of no force or effect. If there is no such Exercise Date in the Offering Period, all of the participant’s outstanding payroll deductions for such Offering Period shall be returned to the participant, without interest.

9.	NEW OFFERING PERIOD

If the market value of the Common Stock is lower on an Exercise Date than it was on the first day of the Offering Period, then all participants in such Offering Period will be automatically withdrawn from that Offering Period immediately after the participants’ exercise of the option on such Exercise Date, and such participants will be automatically re-enrolled in a new Offering Period commencing immediately after that Exercise Date. The old Offering Period terminates upon such automatic re-enrollment.

10.	WITHDRAWAL AND TERMINATION

(a)

Prior to the Exercise Date for each Exercise Period, any participant may withdraw all but not less than all of his/her payroll deductions under the Plan for such Exercise Period by giving written notice to his/her payroll department. All of the participant’s payroll deductions credited to such account will be paid to him/her after receipt of notice of withdrawal, without interest, and no future payroll deductions will be made. Withdrawal from an Exercise Period will be deemed to be a withdrawal from the Offering Period which includes such Exercise Period. The Company will treat any attempt to borrow by a participant on the security of accumulated payroll deductions as an election to withdraw such deductions.

(b)

A participant may elect not to exercise an option by giving written notice to their payroll department no less than seven (7) business days prior to the applicable Exercise Date. Any such election will be treated as a withdrawal pursuant to section (a) above.

(c)

A participant’s election not to participate in, or withdrawal from, any Offering Period or Exercise Period within such Offering Period will not have any effect upon his/her eligibility to participate in any succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

(d)

Upon termination of the participant’s employment for any reason, including retirement but excluding death, all of his/her payroll deductions accrued during the relevant Exercise Period will be returned to the participant.

(e)

Upon termination of the participant’s employment because of death, the participant’s beneficiary (as defined in Paragraph 14) shall have the right to elect, by written notice given to the participant’s former payroll department prior to the expiration of a period of 90 days commencing with the date of the death of the participant but in no event later than the applicable Offering Period, either

(i)	to withdraw all of the payroll deductions credited to the participant’s account under the Plan; or

(ii)

to exercise the participant’s option for the purchase of stock on the Exercise Date next following the date of the participant’s death for the purchase of the number of full shares which the participant’s accumulated payroll deductions, at the date of the participant’s death, will purchase at the applicable price, and any excess deductions will be returned to said beneficiary. In the event that no such written notice of election shall be duly received by the appropriate payroll department of the Company, the beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant at the date of the participant’s death and the same will be paid promptly to said beneficiary.

11.	INTEREST

No interest will be paid or allowed on any money paid into the Plan or credited to any participant.

12.	STOCK

(a)

The maximum number of shares of Common Stock available for issuance and purchase by participants under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 17, shall be 8,650,000 shares of Common Stock, par value $.01 per share, of the Company. If on a given

Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available, the Company shall make a pro rata allocation of the shares available for delivery and distribution in an equitable manner, with the balances of payroll deductions credited to each participant under the Plan carried forward to the next Exercise Period in the applicable Offering Period or returned to the participant if the participant so chooses, by giving written notice to their payroll department to this effect.

(b)	The participant will have no interest in stock underlying his/her option until such option has been exercised.

(c)

The Committee, in its sole discretion, may establish a minimum holding period, if any, for shares of stock acquired pursuant hereto by any participant or his beneficiary pursuant to Paragraph 14 hereof. Certificates representing said shares of stock issued pursuant to this Plan may bear legends to that effect.

13.	ADMINISTRATION

The Plan shall be administered by the Committee. The interpretation and construction of any provision of the Plan and adoption of rules and regulations for administering the Plan shall be made by the Committee. Determinations made by the Committee with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives. Any rule or regulation adopted by the Committee shall remain in full force and effect unless and until altered, amended, or repealed by the Committee.

14.	DESIGNATION OF BENEFICIARY

A participant shall file with their payroll department a written designation of a beneficiary who is to receive any Common Stock and/or cash under the Plan. Such designation of beneficiary may be changed by the participant at any time by written notice. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the participant’s death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock and/or cash to such beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the participant. No beneficiary shall prior to the death of the participant by whom he has been designated, acquire any interest in the Common Stock and/or cash credited to the participant under the Plan.

15.	TRANSFERABILITY

Neither payroll deductions credited to a participant nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 10(a).

16.	USE OF FUNDS

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.	EFFECT OF CHANGES OF COMMON STOCK

If the Company shall subdivide or reclassify the Common Stock which has been or may be optioned under this Plan, or shall declare thereon any dividend payable in shares of such Common Stock, or shall take any other action of a similar nature affecting such Common Stock, then the number and class of shares of Common Stock which may thereafter be optioned (in the aggregate and to any participant) shall be adjusted accordingly and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the option price per share shall be adjusted to such extent as may be determined by the Committee, with the approval of independent public accountants and counsel, to be necessary to preserve the rights of the holder of such option.

18.	AMENDMENT OR TERMINATION

The Board may at any time terminate or amend the Plan. No such termination shall affect options previously granted, nor may an amendment make any change in any option theretofore granted which would adversely affect the rights of any participant holding options under the Plan.

19.	NOTICES

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the participant’s payroll department.

20.	MERGER OR CONSOLIDATION

If the Company shall at any time merge into or consolidate with another corporation, the holder of each option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such option for each share as to which such option shall be exercised, the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation. In accordance with this Paragraph and Paragraph 17, the Committee shall determine the kind and amount of such securities or property which such holder of an option shall be entitled to receive. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

21.	APPROVAL OF STOCKHOLDERS

The Plan is subject to the approval of the stockholders of the Company at their next annual meeting or at any special meeting of the stockholders for which one of the purposes of such a special meeting shall be to act upon the Plan.

22.	GOVERNMENTAL AND OTHER REGULATIONS

The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Plan shall be governed by, and construed and enforced in accordance with, the provisions of Sections 421, 423 and 424 of the Code and the substantive laws of the Commonwealth of Massachusetts. In the event of any inconsistency between such provisions of the Code and any such laws, said provisions of the Code shall govern to the extent necessary to preserve favorable federal income tax treatment afforded employee stock purchase plans under Section 423 of the Code.

Dear Shareholder:

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, May 31, 2012.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Progress Software Corporation

1         n

PROGRESS SOFTWARE CORPORATION

2012 ANNUAL MEETING OF SHAREHOLDERS

MAY 31, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Progress Software Corporation, revoking all prior proxies, hereby appoints Jay H. Bhatt and Craig Newfield, or either of them acting singly, proxies, with full power of substitution, to vote all shares of Common Stock of Progress Software Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of Goodwin Procter LLP at Exchange Place, 53 State Street, Boston, Massachusetts on May 31, 2012, at 9:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 20, 2012, a copy of which has been received by the undersigned, and in their discretion, upon any other business that may properly come before the meeting or any adjournments thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke the proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF SHAREHOLDERS OF

PROGRESS SOFTWARE CORPORATION

May 31, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://materials.proxyvote.com/743312

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

n 20630303000000000000 4	042710

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1.	Election of Directors.				FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Jay H. Bhatt O Barry N. Bycoff O John R. Egan O Ram Gupta O Charles F. Kane O David A. Krall O Michael L. Mark O Philip M. Pead	2.	To approve an amendment to the Progress Software Corporation 1991 Employee Stock Purchase Plan, as amended, to increase the maximum number of shares that may be issued under that plan by 1,300,000	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			3.	To approve the compensation of Progress Software Corporation’s named executive officers	☐	☐	☐

					FOR	AGAINST	ABSTAIN
			4.	To ratify the selection of	☐	☐	☐

Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND MAIL IT IN THE ENCLOSED ENVELOPE TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) ON STOCK CERTIFICATE(S). IF SHAREHOLDER IS A CORPORATION OR PARTNERSHIP, PLEASE HAVE AN AUTHORIZED OFFICER SIGN ON BEHALF OF THE CORPORATION OR PARTNERSHIP.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: =

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

o

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.